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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on June 14, 2004.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

APEX SILVER MINES LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies
(345) 949-0050
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Lettes
Chief Financial Officer
Apex Silver Mines Corporation
1700 Lincoln Street, Suite 3050
Denver, Colorado 80203
Telephone: (303) 839-5060
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Deborah J. Friedman
Brian J. Boonstra
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, Colorado 80202
Telephone: (303) 892-9400

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee

2.875% Convertible Senior Subordinated Notes due 2024	$200,000,000	100%	$200,000,000	$25,340

Ordinary Shares, $.01 par value per share	6,988,120(2)	(3)	(3)	(3)

(1)
Estimated solely for the purpose of computing the registration fee.

(2)
Reflects 6,988,120 ordinary shares of Apex Silver Mines Limited initially issuable upon conversion of the notes at a rate of 34.9406 ordinary shares per $1,000 original principal amount of the notes, plus an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in the prospectus that is part of this registration statement.

(3)
Pursuant to Rule 457(i) under the Securities Act, there is no filing fee with respect to the ordinary shares issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities or accept any offer to buy these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 14, 2004

PROSPECTUS

APEX SILVER MINES LIMITED

$200,000,000

2.875% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024 AND
THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE NOTES

        This prospectus relates to resales of our 2.875% Convertible Senior Subordinated Notes due 2024 issued in a private offering in March and April 2004 and 6,988,120 ordinary shares, $.01 par value, issuable upon conversion of the notes, plus an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in this prospectus.

        The notes and the shares may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. See "Selling Securityholders" on page 25 for additional information on the selling securityholders. The selling securityholders may sell all or a portion of the notes or the shares from time to time in market transactions, in negotiated transactions or otherwise, and at prices and terms which will be determined by the then prevailing market price for the notes or shares at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See "Plan of Distribution" on page 29 for additional information on the methods of sale.

        We will not receive any of the proceeds from the sale of the notes or the ordinary shares offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the notes or the ordinary shares being registered in this registration statement.

        We will pay interest on the notes at the rate of 2.875% per year on the principal amount from March 16, 2004, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2004, unless the notes are earlier converted.

        Holders may convert all or a portion of their notes into ordinary shares of Apex Silver Mines Limited prior to stated maturity under the following circumstances: (1) at any time in any fiscal quarter commencing prior to March 15, 2019 if the closing sale price of our ordinary shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the fiscal quarter prior to such quarter is greater than 120% of the conversion price per ordinary share on such last day; (2) at any time after March 15, 2019 and prior to maturity, if the closing sale price of our ordinary shares issuable upon conversion reaches a specified threshold on any day following March 15, 2019, as described in this prospectus; (3) during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes for each day of the five trading day period was less than 98% of the product of the closing sale price of our ordinary shares and the number of shares issuable upon conversion of $1,000 principal amount of the notes; (4) if the notes have been called for redemption; or (5) upon the occurrence of specified corporate transactions described in this prospectus.

        The initial conversion rate will be 34.9406 ordinary shares of Apex Silver Mines Limited per $1,000 principal amount of the notes. The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued and unpaid interest.

        We may redeem for cash all or a portion of the notes at our option any time on or after March 15, 2014 at a price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. We may also redeem the notes in whole or in part at any time after March 16, 2004 but prior to March 15, 2014 at a price equal to the principal amount of the notes to be redeemed plus accrued and unpaid interest and a "make whole" payment if the price of our ordinary shares reaches certain levels, as discussed in this prospectus under the heading "Description of Notes—Redemption of Notes at Our Option—Provisional Redemption."

        Holders may require us to repurchase for cash all or a portion of their notes on March 15, 2014 and March 15, 2019 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, if any. We may at our option choose to pay the repurchase price for any such notes in cash or in our ordinary shares or any combination thereof. In addition, if we experience specified types of fundamental changes, holders may require us to purchase for cash the notes for 100% of the principal amount of notes to be purchased plus accrued and unpaid interest, if any.

        The notes will be unsecured obligations and will rank (i) subordinate in right of payment to future unsubordinated indebtedness for the construction and development of the San Cristobal Project which will be secured by the San Cristobal property and other project assets or other assets, (ii) subordinate in right of payment to any guarantee of the indebtedness described in (i) by Apex Silver Mines Limited or its affiliates for the period the guarantee is in effect, and (iii) equal in right of payment to all other existing and future unsecured and unsubordinated indebtedness of Apex Silver Mines Limited. However, the notes will be effectively subordinated to all existing and future secured debt of Apex Silver Mines Limited, to the extent of the security on such other indebtedness and to all existing and future obligations of the subsidiaries of Apex Silver Mines Limited.

        The notes are not listed on any national securities exchange or on Nasdaq, but the notes and the ordinary shares issuable upon conversion of the notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") system of the National Association of Securities Dealers, Inc. The ordinary shares of Apex Silver Mines Limited currently trade on the American Stock Exchange ("AMEX") under the symbol "SIL." We intend to apply for listing on the AMEX of the ordinary shares issuable upon conversion of the notes. On June 10, 2004, the last reported sale price of the ordinary shares on the American Stock Exchange was $16.79 per share.

        Investing in the securities offered in this prospectus involves risks. See "Risk Factors" beginning on page 12 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2004.

        You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION
SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
SELLING SECURITYHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF NOTES
DESCRIPTION OF THE ORDINARY SHARES
CERTAIN TAX CONSIDERATIONS
LEGAL MATTERS
EXPERTS

        As used in this prospectus, the terms "Apex Limited," "we," "our," "ours" and "us" may, depending on the context, refer to Apex Silver Mines Limited or to one or more of Apex Silver Mines Limited's consolidated subsidiaries or to all of them taken as a whole. When we refer to "ordinary shares" throughout this prospectus, we include all rights attaching to our ordinary shares under any stockholder rights plan then in effect.

WHERE YOU CAN FIND MORE INFORMATION

        Apex Silver Mines Limited (the "Company") files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Information contained on the Company's website at http://www.apexsilver.com is not a part of this prospectus.

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information in this prospectus.

        The following documents, which were previously filed with the SEC pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2003;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004;

  •
  our Current Report on Form 8-K filed April 2, 2004; March 17, 2004; March 11, 2004; February 13, 2004; and January 28, 2004; and

  •
  the description of our capital stock contained in our registration statement on Form S-1, as amended (File No. 333-34685), and incorporated by reference into the Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended, filed with the SEC on November 18, 1997.

        All reports and other documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and shall be a part hereof from the date of filing of such reports and documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus, or in any subsequently filed document that also is deemed to be incorporated by reference in this prospectus, modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus. Subject to the foregoing, all information appearing in this prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

        Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance we refer you to the copy of the contract or document filed as an exhibit to the registration statement or the documents incorporated by reference in this prospectus, each such statement being qualified in all respects by such reference.

        You may receive a copy of any of these filings, at no cost, by writing or calling Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, Attention: Vice President, Investor Relations and Corporate Development, telephone (303) 839-5060.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER UNITED STATES LAWS

        Apex Limited is a Cayman Islands exempted company and some of our directors reside in jurisdictions outside of the United States. At any one time, all or a substantial portion of our assets and directors are or may be located in jurisdictions outside of the United States. Therefore, it could be difficult for investors to effect within the United States service of process on us or any of our directors who reside outside the United States. Further, it could be difficult to recover against us or such directors judgments of courts in the United States, including judgments based upon civil liability under U.S. federal securities laws and similar state laws. Notwithstanding the foregoing, we have irrevocably agreed that we may be served with process with respect to actions based on offers of the securities offered by this prospectus in the United States by serving Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, our U.S. agent appointed for that purpose.

        Walkers, our Cayman Islands counsel, has advised us that there may be circumstances where the courts of the Cayman Islands would not enforce:

  •
  judgments of U.S. courts obtained in actions against us or our directors that are not resident within the United States that are based upon the civil liability provisions of U.S. federal securities laws and similar state laws; or

  •
  original actions brought in the Cayman Islands against us or such persons based solely upon U.S. federal securities laws.

        There is no treaty in effect between the United States and the Cayman Islands providing for such enforcement. There are grounds upon which Cayman Islands courts may not enforce judgments of U.S. courts. In addition, some remedies that are available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, may not be allowed in Cayman Islands courts as being contrary to public policy.

SUMMARY

        This summary contains basic information about us and the resale by securityholders of the notes and the ordinary shares issuable upon conversion of the notes. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled "Risk Factors," and our financial statements and the related notes incorporated by reference in this prospectus, before making an investment decision.

Our Company

        Apex Silver Mines Limited, incorporated under the laws of the Cayman Islands in 1996, is engaged in the exploration and development of silver properties in South America, Mexico, Central America and Central Asia. Our exploration efforts have produced our first development property, our 100% owned San Cristobal project located in southern Bolivia. San Cristobal's proven and probable reserves, based on $4.62 per ounce silver, $0.38 per pound zinc and $0.22 per pound lead, total approximately 211 million tonnes of ore grading 65.81 grams per tonne of silver, 1.63% zinc and 0.61% lead, containing approximately 446 million ounces of silver, 7.6 billion pounds of zinc and 2.8 billion pounds of lead. Under our current development plan, we believe San Cristobal should produce an annual average of approximately 21 million contained ounces of silver, 478 million contained pounds of zinc and 155 million contained pounds of lead over a mine life of approximately 15 years.

        With the recent increase in silver and zinc prices and our success during 2004 in raising approximately $209 million through the sale of ordinary shares and $193 million through the sale of the 2.875% Convertible Senior Subordinated Notes, we now plan to move forward with the development of San Cristobal. In 2004, we plan to update our construction capital costs, advance detailed engineering, complete arrangements for power, port and transportation, and complete work on mancamps, roads and bridges needed for construction and mine access. Assuming that metals markets remain favorable and that we are able to complete the additional financing required for the project, we expect construction at San Cristobal to commence in the first half of 2005 and start-up and production to commence in 2007.

        We also have a large diversified portfolio of privately owned and controlled silver exploration properties. We have rights to or control over 100 silver and other mineral exploration holdings, divided into 53 property groups, located in or near the traditional silver producing regions of Bolivia, Mexico, Peru, El Salvador and Kyrgyzstan. None of our properties is in production, and consequently we have no operating income or cash flow.

        We are managed by a team of seasoned mining professionals with significant experience in the construction, development and operation of large scale, open pit and underground, precious and base metals mining operations, as well as in the identification and exploration of mineral properties.

        Our principal executive office is located at 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203 and our telephone number is (303) 839-5060. Our internet address is www.apexsilver.com.

Our Strategy

        Apex Limited is one of a limited number of mining companies which focus on silver exploration, development and production. Our strategy is to capitalize on the San Cristobal project and our sizeable portfolio of silver exploration properties in order to achieve long-term profits and growth and to enhance shareholder value.

        The principal elements of our business strategy are to:

  •
  secure financing for and proceed to develop the San Cristobal project as a large scale open pit mining operation;

  •
  continue to explore and develop those properties which we believe are most likely to contain significant amounts of silver and divesting those properties that are not of continuing interest; and

  •
  identify and acquire additional mining and mineral properties that we believe contain significant amounts of silver or have exploration potential.

Certain Tax Considerations

        We believe that we likely will be a passive foreign investment company ("PFIC") with respect to 2004 as well as potentially with respect to future years. If we are a PFIC, U.S. Holders of notes and ordinary shares will be subject to certain adverse U.S. federal income tax rules. Under the PFIC rules, a U.S. Holder who disposes or is deemed to dispose of notes or ordinary shares at a gain, or who receives or is deemed to receive certain distributions with respect to ordinary shares, generally will be required to treat such gain or distributions as ordinary income and pay an interest charge on the tax imposed with respect thereto. In addition, certain elections that may sometimes be used to reduce the adverse impact of the PFIC rules ("QEF elections" and "mark-to-market" elections) will not be available with respect to the notes. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of Apex Limited being classified as a PFIC. See "Certain Tax Considerations."

The Offering

        This prospectus relates to resales of $200,000,000 aggregate original principal amount of the notes and 6,988,120 ordinary shares issuable upon conversion of the notes, plus an indeterminate number of additional ordinary shares that may be issued from time to time upon conversion of the notes as a result of antidilution adjustments, in circumstances described in this prospectus.

        We issued and sold $150,000,000 aggregate principal amount of the notes on March 16, 2004, in a private offering to Initial Purchasers led by Citigroup Global Markets Inc. and Barclays Bank PLC. In addition, pursuant to an option exercised by the Initial Purchasers, we issued and sold an additional $50,000,000 aggregate principal amount of the notes to the Initial Purchasers on April 1, 2004. We have been advised by the Initial Purchasers that the notes were resold in transactions which were exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A and outside the United States in reliance on Regulation S.

        The following is a brief summary of the terms of the notes. For a more complete description of the notes, see the section entitled "Description of Notes" in this prospectus.

Notes Offered	$200,000,000 aggregate principal amount of 2.875% Convertible Senior Subordinated Notes due 2024.
Maturity	March 15, 2024.

Cash Interest
The notes bear interest at the rate of 2.875% per year on the principal amount from March 16, 2004, or from the most recent date to which interest has been paid or provided for. Interest is payable semiannually in arrears on March 15 and September 15 of each year, beginning September 15, 2004. The interest rate is calculated using a 360-day year composed of twelve 30-day months.
Conversion Rights
Holders may convert all or a portion of their notes prior to the stated maturity, in multiples of $1,000 principal amount, into ordinary shares only if at least one of the conditions described below is satisfied. For each $1,000 principal amount of notes surrendered for conversion, if the conditions for conversion are satisfied, a holder will receive 34.9406 ordinary shares. When we refer to "ordinary shares" throughout this prospectus, we include all rights attaching to our ordinary shares under any stockholder rights plan then in effect.

The conversion rate may be adjusted in some circumstances, but will not be adjusted for accrued and unpaid interest. Upon conversion, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates). Instead, accrued and unpaid interest will be deemed to be paid in full by the ordinary shares received by the holder on conversion.

Holders may surrender notes for conversion into our ordinary shares at any time in any fiscal quarter commencing prior to March 15, 2019 if the closing sale price of our ordinary shares for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the conversion price per ordinary share on such last day.

Holders may also surrender notes for conversion at any time after March 15, 2019 and prior to maturity, if the closing sale price of our ordinary shares is greater than or equal to 120% of the applicable conversion price on any day after March 15, 2019. If either of the foregoing conditions is satisfied, then the notes will be convertible at any time at the option of the holder, through maturity. The conversion price per share as of any day will equal the principal amount of a note, divided by 34.9406, subject to any adjustments to the conversion rate through that day.

Holders may also surrender notes for conversion during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal amount of notes for each day of that period was less than 98% of the product of the closing sale price for our ordinary shares for each day of that period and the number of ordinary shares issuable upon conversion of $1,000 principal amount of notes.

Notes in integral multiples of $1,000 principal amount called for redemption may be surrendered for conversion until the close of business on the second business day prior to the redemption date. In addition, if we make a distribution to our stockholders with a per share value of more than 15% of the closing sale price of our ordinary shares on the date immediately preceding the declaration of such distribution, or if we are a party to some specified consolidations, mergers or binding share exchanges, notes may be surrendered for conversion, as provided in "Description of Notes—Conversion Rights." The ability to surrender notes for conversion will expire at the close of business on March 15, 2024.
Ranking
The notes will be unsecured obligations and will rank (i) subordinate in right of payment to future unsubordinated indebtedness for the construction and development of the San Cristobal Project which will be secured by the San Cristobal property and other project assets or other assets, (ii) subordinate in right of payment to any guarantee of the indebtedness described in (i) by Apex Silver Mines Limited or its affiliates for the period the guarantee is in effect, and (iii) equal in right of payment to all other existing and future unsecured and unsubordinated indebtedness of Apex Limited. However, the notes will be effectively subordinated to all existing and future secured debt of Apex Limited to the extent of the security on such other indebtedness and to all existing and future obligations of the subsidiaries of Apex Limited.
Sinking Fund	None.
Provisional Redemption
We may redeem for cash the notes in whole or in part at any time after March 16, 2004 but prior to March 15, 2014 at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to the redemption date if: (1) the closing sale price of our ordinary shares has exceeded 140% of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption; and (2) the shelf registration statement covering resales of the notes and the ordinary shares is effective and expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required. If we redeem notes under these circumstances, we will make an additional payment on the redeemed notes equal to $236.90 per $1,000 principal amount of notes, less the amount of any interest actually paid or accrued and unpaid on the note. We may make these additional payments, at our option, in cash or our ordinary shares or a combination thereof. We must make these payments on all notes called for redemption prior to March 15, 2014, including notes converted after the date we mailed the notices. See "Description of Notes—Redemption of Notes at Our Option—Provisional Redemption".

Redemption of Notes at Our Option
We may redeem for cash all or a portion of the notes at our option any time on or after March 15, 2014 at a price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Redemption of Notes at Our Option—Redemption."
Repurchase at the Option of the Holder
Holders may require us to repurchase the notes on March 15, 2014 and March 15, 2019 at a repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any. We may at our option choose to pay the repurchase price for any such notes in cash or in our ordinary shares or any combination thereof. See "Description of Notes—Repurchase at Option of the Holder."
Fundamental Change
If a fundamental change (as described under "Description of Notes—Redemption at Option of the Holder Upon a Fundamental Change") occurs prior to maturity, holders may require us to purchase for cash all or a portion of their notes at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest, if any.
DTC Eligibility
The notes were issued in fully registered book entry form and are represented by one or more permanent global notes without coupons. Global notes are deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company in New York, New York. Beneficial interests in global notes are shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants (including the Euroclear System ("Euroclear") or Clearstream Banking, S.A. ("Clearstream")), and your interest in any global note may not be exchanged for certificated notes, except in limited circumstances described herein. See "Description of Notes—Book-Entry System."
Registration Rights
We agreed, for the benefit of holders, to file with the SEC within 90 days after the date of the original issuance of the notes, a shelf registration statement, of which this prospectus is a part, covering resales of the notes and the ordinary shares issuable upon conversion of the notes. We will use commercially reasonable efforts to cause the shelf registration statement to become effective within 210 days after the date of original issuance and keep such shelf registration statement effective until the earliest of (i) the sale pursuant to Rule 144 under the Securities Act or a shelf registration statement of all the notes and the ordinary shares issuable upon conversion of the notes and (ii) the expiration of the holding period applicable to such securities held by our non affiliates under Rule 144(k) under the Securities Act, or any successor provision, subject to certain permitted exceptions. See "Description of Notes—Registration Rights."

Trading
The notes are not currently listed and we do not intend to list the notes on any national securities exchange. However, the notes and the ordinary shares issuable upon conversion of the notes are eligible for trading in PORTAL. The notes are securities for which there is currently no public market. An active and liquid market may not develop for the notes. We intend to apply for listing on the AMEX of the ordinary shares issuable upon conversion of the notes.
Ordinary Shares	Our ordinary shares are listed on the American Stock Exchange under the symbol "SIL."
Use of Proceeds
We will not receive any proceeds from the sale of the notes or the ordinary shares offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the ordinary shares offered by this prospectus.

RISK FACTORS

        You should carefully consider the risk factors set forth below as well as the other information included in this prospectus before deciding to purchase any securities. The risks described below are not the only risks that we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment in the securities.

Risks Related to the Mining Industry and Apex Limited

  We have no history of production.

        We have no history of producing silver or other metals. The development of our economically feasible properties will require the construction or rehabilitation and operation of mines, processing plants and related infrastructure. As a result, we are subject to all of the risks associated with establishing new mining operations and business enterprises. There can be no assurance that we will successfully establish mining operations or profitably produce silver or other metals at any of our properties.

  We have a history of losses and we expect losses to continue for at least the next three years.

        As an exploration and development company that has no production history, we have incurred losses since our inception, and we expect to continue to incur additional losses for at least the next three years. As of March 31, 2004, we had an accumulated deficit of $83.1 million. There can be no assurance that we will achieve or sustain profitability in the future.

  The estimates of our reserves and other mineralization estimates are potentially inaccurate.

        Unless otherwise indicated, reserves and other mineralization figures presented in our filings with the SEC, press releases and other public statements that may be made from time to time are based on estimates of contained silver and other metals made by independent geologists or our own personnel. These estimates are imprecise and depend on geological interpretation and statistical inferences drawn from drilling and sampling which may prove to be unreliable. There can be no assurance that:

  •
  these estimates will be accurate;

  •
  reserves and other mineralization figures will be accurate; or

  •
  reserves or mineralization could be mined and processed profitably.

        Since we have not commenced production on any of our properties, reserves and other mineralization estimates may require adjustments or downward revisions based on actual production experience. Extended declines in market prices for silver, zinc and lead may render portions of our reserves uneconomic and result in reduced reported reserves. Any material reductions in estimates of our reserves and other mineralization, or of our ability to extract these reserves or mineralization, could have a material adverse effect on our results of operations and financial condition.

        We have not established the presence of any proven or probable reserves at any of our mineral properties other than the San Cristobal Project. There can be no assurance that subsequent testing or future feasibility studies will establish additional reserves at our properties. The failure to establish additional reserves could restrict our ability to successfully implement our strategies for long term growth beyond the San Cristobal Project.

  The San Cristobal Project is subject to risks including delays in commencement and completion and we may be unable to achieve anticipated production volume or manage cost increases.

        Completion of the development of the San Cristobal Project is subject to various factors, including the maintaining of recent price levels for silver and zinc; the availability, terms, conditions and timing of acceptable arrangements for financing, power, transportation, construction, contract mining and smelting; required government approvals, including renewal of the construction and operations permit; and the performance of our engineering and construction contractor and suppliers and consultants. The lack of availability on acceptable terms or the delay in any one or more of the other items listed above could also delay or prevent the development of San Cristobal. There can be no assurance:

  •
  when or whether the San Cristobal Project will be completed;

  •
  whether the resulting operations will achieve the anticipated production volume; or

  •
  that the construction costs and ongoing operating costs associated with the development of the San Cristobal Project will not be higher than anticipated.

        We have never developed or operated a mine or managed a significant mine development project. We cannot assure you that the development of San Cristobal will be completed at the cost and on the schedule predicted, or that silver, zinc and lead grades and recoveries, production rates or anticipated capital or operating costs will be achieved.

        If the actual cost to complete the development of the San Cristobal Project is significantly higher than currently expected, there can be no assurance that we will have enough funds to cover these costs or that we would be able to obtain alternative sources of financing to cover these costs. Unexpected cost increases, reduced silver and zinc prices or the failure to obtain necessary project financing on acceptable terms to commence or complete the development of the San Cristobal Project on a timely basis, or to achieve anticipated production capacity, could have a material adverse effect on our future results of operations and financial condition.

        The successful development of the San Cristobal Project is also subject to the other risk factors described herein.

  We depend on a single mining project.

        We anticipate that the majority, if not all, of any revenues for the next few years and beyond will be derived from the sale of metals mined at the San Cristobal Project. Therefore, if we are unable to complete and successfully mine the San Cristobal Project, our ability to generate revenue and profits would be materially adversely affected.

  Our success will depend on our ability to manage our growth.

        We anticipate that as we develop San Cristobal and bring it into production and as we acquire additional mineral rights, we will experience significant growth in our operations. We expect this growth to create new positions and responsibilities for management personnel and to substantially increase demands on our operating and financial systems. There can be no assurance that we will successfully meet these demands and manage our anticipated growth.

  Our profitability will be affected by changes in the prices of metals.

        Our profitability and long-term viability depend, in large part, on the market price of silver, zinc, lead and other metals. The market prices for these metals are volatile and are affected by numerous factors beyond our control, including:

  •
  global or regional consumption patterns;

  •
  supply of, and demand for, silver, zinc, lead and other metals;

  •
  speculative activities;

  •
  expectations for inflation; and

  •
  political and economic conditions.

        The aggregate effect of these factors on metals prices is impossible for us to predict. Decreases in metals prices have delayed, and could in the future adversely affect, our ability to finance the development of the San Cristobal Project and the exploration and development of our other properties, which would have a material adverse effect on our financial condition and results of operations. There can be no assurance that metals prices will not decline.

        The following table sets forth for the periods indicated (1) the Comex nearby active silver futures contract's high and low price of silver in U.S. dollars per troy ounce and (2) the London Metals Exchange's high and low settlement prices of zinc and lead in U.S. dollars per pound.

	Silver		Zinc		Lead
Year
	High	Low	High	Low	High	Low
1999	$5.77	$4.86	$0.56	$0.41	$0.25	$0.21
2000	5.57	4.62	0.58	0.46	0.26	0.18
2001	4.83	4.03	0.48	0.33	0.24	0.20
2002	5.13	4.22	0.42	0.33	0.24	0.18
2003	5.99	4.35	0.46	0.34	0.34	0.19
2004 (through June 10, 2004)	8.31	5.51	0.52	0.45	0.44	0.32

        The closing prices of silver, zinc and lead on June 10, 2004 were $5.65 per troy ounce, $0.47 per pound and $0.37 per pound, respectively.

  We may not be successful in hedging against price, currency and interest rate fluctuations and may incur mark to market losses and lose money through our hedging programs.

        We have engaged in limited metals trading activities to hedge against commodity and base metals price risks, using puts and calls. We may also engage in activities to hedge the risk of exposure to currency and interest rate fluctuations related to the development of the San Cristobal Project in Bolivia or in other countries in which we incur substantial expenditures for exploration or development. Further, terms of our financing arrangements may require us to hedge against these risks. We anticipate that as we bring our mineral properties into production and we begin to generate revenue, we may utilize various price hedging techniques to mitigate some of the risks associated with fluctuations in the prices of the metals we produce.

        There can be no assurance that we will be able to successfully hedge against price, currency and interest rate fluctuations. In addition, our ability to hedge against zinc and lead price risk in a timely manner may be adversely affected by the smaller volume of transactions in both the zinc and lead markets. Further, there can be no assurance that the use of hedging techniques will always be to our benefit. Hedging instruments which protect against market price volatility may prevent us from realizing the benefit from subsequent increases in market prices with respect to covered production. This limitation would limit our revenues and profits. Hedging contracts are also subject to the risk that the other party may be unable or unwilling to perform its obligations under these contracts. Any significant nonperformance could have a material adverse effect on our financial condition and results of operations.

  The exploration of mineral properties is highly speculative in nature, involves substantial expenditures and is frequently non-productive.

        Our future growth and profitability will depend, in part, on our ability to identify and acquire additional mineral rights, and on the costs and results of our continued exploration and development programs. Competition for attractive mineral exploration properties is intense. Our strategy is to expand our reserves through a broad program of exploration. Mineral exploration is highly speculative in nature and is frequently non- productive. Substantial expenditures are required to:

  •
  establish ore reserves through drilling and metallurgical and other testing techniques;

  •
  determine metal content and metallurgical recovery processes to extract metal from the ore; and

  •
  construct, renovate or expand mining and processing facilities.

        If we discover ore, it usually takes several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that we will successfully acquire additional mineral rights, or that our exploration programs will result in new proven and probable reserves in sufficient quantities to justify commercial operations in any of our properties, other than the San Cristobal Project.

        We consider from time to time the acquisition of operating or formerly operating mines. Our decisions to acquire these properties are based on a variety of factors including historical operating results, estimates of and assumptions about future reserves, cash and other operating costs, metals prices and projected economic returns, and evaluations of existing or potential liabilities associated with the property and its operation. Other than historical operating results, all of these may differ significantly from our estimates and assumptions. In addition, there is intense competition for attractive properties. Accordingly, there is no assurance that our acquisition efforts will result in profitable mining operations.

  Our profitability depends, in part, on actual economic returns and actual costs of developing mines, which may differ significantly from our estimates and involve unexpected problems and delays.

        None of our mineral properties, including the San Cristobal Project, has an operating history upon which we can base estimates of future cash operating costs. Our decision to develop the San Cristobal Project is based on feasibility studies. Decisions about the development of other projects in the future may also be based on feasibility studies. Feasibility studies derive estimates of reserves and operating costs and project economic returns. Estimates of economic returns are based, in part, on assumptions about future metals prices. Our profitability will be affected by changes in the price of metals. Feasibility studies derive estimates of average cash operating costs based upon, among other things:

  •
  anticipated tonnage, grades and metallurgical characteristics of ore to be mined and processed;

  •
  anticipated recovery rates of silver and other metals from the ore;

  •
  cash operating costs of comparable facilities and equipment; and

  •
  anticipated climatic conditions.

        Actual cash operating costs, production and economic returns may differ significantly from those anticipated by our studies and estimates.

        There are a number of uncertainties inherent in the development and construction of any new mine, including the San Cristobal Project. These uncertainties include:

  •
  the timing and cost, which can be considerable, of the construction of mining and processing facilities;

  •
  the availability and cost of skilled labor, power, water and transportation;

  •
  the availability and cost of appropriate smelting and refining arrangements;

  •
  the need to obtain necessary environmental and other governmental permits, and the timing of those permits; and

  •
  the availability of funds to finance construction and development activities.

        The costs, timing and complexities of mine construction and development are increased by the remote location of many mining properties, like the San Cristobal Project. It is common in new mining operations to experience unexpected problems and delays during development, construction and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, there is no assurance that our future development activities will result in profitable mining operations.

  Title to our mineral properties may be challenged.

        Our policy is to seek to confirm the validity of our rights to title to, or contract rights with respect to, each mineral property in which we have a material interest. However, we cannot guarantee that title to our properties will not be challenged. Title insurance generally is not available, and our ability to ensure that we have obtained secure claim to individual mineral properties or mining concessions may be severely constrained. We have not conducted surveys of all of the claims in which we hold direct or indirect interests and, therefore, the precise area and location of these claims may be in doubt. Accordingly, our mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. In addition, we may be unable to operate our properties as permitted or to enforce our rights with respect to our properties.

  We may lose rights to properties if we fail to meet payment requirements or development or production schedules.

        We derive the rights to some of our mineral properties, including some of our principal properties at the San Cristobal Project, from leaseholds or purchase option agreements which require the payment of rent or other installment fees. If we fail to make these payments when they are due, our rights to the property may lapse. There can be no assurance that we will always make payments by the requisite payment dates. In addition, some contracts with respect to our mineral properties require development or production schedules. There can be no assurance that we will be able to meet any or all of the development or production schedules. In addition, our ability to transfer or sell our rights to some of our mineral properties requires governmental approvals or third party consents, which may not be granted.

  We cannot insure against all of the risks associated with mining.

        The business of mining is subject to a number of risks and hazards, including:

  •
  adverse environmental effects;

  •
  industrial accidents;

  •
  labor disputes;

  •
  technical difficulties due to unusual or unexpected geologic formations;

  •
  failures of pit walls; and

  •
  flooding and periodic interruptions due to inclement or hazardous weather conditions.

        These risks can result in, among other things:

  •
  damage to, and destruction of, mineral properties or production facilities;

  •
  personal injury;

  •
  environmental damage;

  •
  delays in mining;

  •
  monetary losses; and

  •
  legal liability.

        Although we maintain, and intend to continue to maintain, insurance with respect to our operations and mineral properties within ranges of coverage consistent with industry practice, there can be no assurance that insurance will be available at economically feasible premiums. Insurance against environmental risks is not generally available. These environmental risks include potential liability for pollution or other disturbances resulting from mining exploration and production. In addition, not all risks associated with developing and producing silver, zinc, lead and other metals are included in coverage and some covered risks may result in liabilities which exceed policy limits. Further, we may elect to not seek coverage for all risks. The occurrence of an event that is not fully covered, or covered at all, by insurance, could have a material adverse effect on our financial condition and results of operations.

  Our San Cristobal project and our exploration activities are in countries with developing economies and are subject to the risks of political and economic instability associated with these countries.

        We currently conduct exploration activities in countries with developing economies including Bolivia, Mexico and Peru in Latin America. These countries and other emerging markets in which we may conduct operations have from time to time experienced economic or political instability. We may be materially adversely affected by risks associated with conducting operations in countries with developing economies, including:

  •
  political instability and violence;

  •
  war and civil disturbance;

  •
  expropriation or nationalization;

  •
  changing fiscal regimes;

  •
  fluctuations in currency exchange rates;

  •
  high rates of inflation;

  •
  underdeveloped industrial and economic infrastructure; and

  •
  unenforceability of contractual rights.

        In particular, Bolivia has experienced slow economic growth and increasing political and economic instability in the last three years. In late 2003, there were violent demonstrations in La Paz and elsewhere in Bolivia, protesting the free-trade policies of the Bolivian government and specifically the proposed export of natural gas to the U.S. through Chile and the impact of U.S. policies regarding the drug trade. These demonstrations resulted in the resignation of President Lozada, in October 2003, and his replacement by President Mesa. Although to date these conditions and events have not caused any adverse impact on our San Cristobal Project, there can be no assurance regarding when or whether these political and economic uncertainties will be successfully resolved, that the political and economic climate may not become more unstable or that the political and economic uncertainties would not have an adverse impact on the development of San Cristobal.

        Changes in mining or investment policies or shifts in the prevailing political climate in any of the countries in which we conduct exploration and development activities could adversely affect our business. Our operations may be affected in varying degrees by government regulations with respect to, among other things:

  •
  production restrictions;

  •
  price controls;

  •
  export and import controls;

  •
  income and other taxes;

  •
  maintenance of claims;

  •
  environmental legislation;

  •
  foreign ownership restrictions;

  •
  foreign exchange and currency controls;

  •
  labor;

  •
  welfare benefit policies;

  •
  land use;

  •
  land claims of local residents;

  •
  water use; and

  •
  mine safety.

        We cannot accurately predict the effect of these factors. In addition, legislation in the United States regulating foreign trade, investment and taxation could have a material adverse effect on our financial condition and results of operations.

  Our activities are subject to foreign environmental laws and regulations which may materially adversely affect our future operations.

        We conduct mineral exploration and development activities primarily in Central America and South America, and are most active in Bolivia, where the San Cristobal Project is located, and Mexico. With the development of San Cristobal, we also expect to conduct mining operations in Bolivia. These countries have laws and regulations which control the exploration and mining of mineral properties and their effects on the environment, including air and water quality, mine reclamation, waste handling and disposal, the protection of different species of flora and fauna and the preservation of lands. These laws and regulations will require us to acquire permits and other authorizations for certain activities. In many countries, including Bolivia, there is relatively new comprehensive environmental legislation, and the permitting and authorization processes may be less established and less predictable than they are in the United States. There can be no assurance that we will be able to acquire necessary permits or authorizations on a timely basis, if at all. Delays in acquiring any permit or authorization could increase the development cost of San Cristobal or other projects and could delay the commencement of production.

        Environmental legislation in many countries is evolving in a manner which will likely require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. In Bolivia, where there is relatively new environmental legislation, enforcement activities and strategies may be under development, and thus may be less predictable than in the United States. We cannot predict what environmental legislation or regulations will be enacted or adopted in the future or how future laws and regulations will be administered or interpreted. Compliance with more stringent laws and regulations, as well as potentially more vigorous enforcement policies or regulatory agencies or stricter interpretation of existing laws, may (1) necessitate significant capital outlays, (2) cause us to delay, terminate or otherwise change our intended activities with respect to one or more projects and (3) materially adversely affect our future operations.

        Many of our exploration and development properties are located in historic mining districts where prior owners may have caused environmental damage which may not be known to us or to the regulators. In most cases, we have not sought complete environmental analyses of our mineral properties and have not conducted comprehensive reviews of the environmental laws and regulations in every jurisdiction in which we own or control mineral properties. To the extent we are subject to environmental requirements or liabilities, the cost of compliance with these requirements and satisfaction of these liabilities would reduce our net cash flow and could have a material adverse effect on our financial condition and results of operations. If we are unable to fund fully the cost of remediation of any environmental condition, we may be required to suspend operations or enter into interim compliance measures pending completion of the required remediation.

  We compete against larger and more experienced companies.

        The mining industry is intensely competitive. Many of the largest mining companies are primarily producers of base metals, and may become interested in the types of silver deposits on which we are focused because these deposits typically are polymetallic, containing significant quantities of base metals including zinc, lead and copper. Many of these companies have greater financial resources, operational experience and technical capabilities than we have. We may encounter increasing competition from other mining companies in our efforts to acquire mineral properties and hire experienced mining professionals. Increased competition in our business could adversely affect our ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

  Our ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions imposed by law and foreign currency exchange regulations.

        We conduct, and will continue to conduct, all of our operations through subsidiaries. Our ability to obtain dividends or other distributions from our subsidiaries may be subject to restrictions on dividends or repatriation of earnings under applicable local law, monetary transfer restrictions and foreign currency exchange regulations in the jurisdictions in which the subsidiaries operate. Our subsidiaries' ability to pay dividends or make other distributions to us is also subject to their having sufficient funds to do so. If our subsidiaries are unable to pay dividends or make other distributions, our growth may be inhibited unless we are able to obtain additional debt or equity financing on acceptable terms. In the event of a subsidiary's liquidation, we may lose all or a portion of our investment in that subsidiary.

  We may not be able to raise the funds necessary to explore and develop our mineral properties.

        Although we have raised approximately $209 million through equity sales in early 2004 and additional net proceeds of $193 million from the notes offering, we will need additional external financing to develop and construct the San Cristobal project and to fund the exploration and development of our other mineral properties. Sources of external financing may include bank borrowings and future debt and equity offerings. There can be no assurance that financing will be available on acceptable terms, or at all. The failure to obtain financing would have a material adverse effect on our growth strategy and our results of operations and financial condition. The mineral properties that we are likely to develop are expected to require significant capital expenditures. There can be no assurance that we will be able to secure the financing necessary to retain our rights to, or to begin or sustain production at, our mineral properties.

  We depend on the services of key executives.

        We are dependent on the services of key executives including our chairman and our chief executive officer and a small number of highly skilled and experienced executives and personnel focused on the development of the San Cristobal Project. Due to the relatively small size of Apex Limited, the loss of these persons or our inability to attract and retain additional highly skilled employees required for the development of the San Cristobal project may delay or otherwise adversely affect the development of the San Cristobal project, which could have a material adverse effect on our business or future operations.

  The substantial control of Apex Limited by our directors, officers and 5% shareholders may have a significant effect in delaying, deferring or preventing a change in control of Apex Limited or other events which could be of benefit to our other shareholders.

        As of June 10, 2004, Thomas S. Kaplan and the other directors of Apex Limited and officers of Apex Silver Mines Corporation, together with members of their families and entities that may be deemed to be affiliates of or related to these persons or entities, and 5% shareholders beneficially owned approximately 25 million shares, or 53%, of our outstanding shares, assuming the conversion of currently exercisable options and warrants. This level of ownership by these persons may have a significant effect in delaying, deferring or preventing a change in control of Apex Limited or other events which could be of benefit to our other shareholders.

  Apex Limited and certain lower tier subsidiaries may be treated as passive foreign investment companies for U.S. federal income tax purposes.

        We believe that we likely will be a passive foreign investment company ("PFIC") with respect to 2004 as well as potentially with respect to future years. If we are a PFIC, U.S. Holders of notes and ordinary shares will be subject to certain adverse U.S. federal income tax rules. Under the PFIC rules, a U.S. Holder who disposes or is deemed to dispose of notes or ordinary shares at a gain, or who receives or is deemed to receive certain distributions with respect to ordinary shares, generally will be required to treat such gain or distributions as ordinary income and pay an interest charge on the tax imposed with respect thereto. In addition, certain elections that may sometimes be used to reduce the adverse impact of the PFIC rules ("QEF elections" and "mark-to-market" elections) will not be available with respect to the notes. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of Apex Limited being classified as a PFIC. See "Certain Tax Considerations."

        We have in certain prior filings stated that we believed that (i) Apex Limited may be considered a PFIC but (ii) none of our non-U.S. lower tier subsidiaries was a corporation for U.S. tax purposes that would itself be considered to be a PFIC. We now believe that certain of our non-U.S. lower tier subsidiaries, including the subsidiary that contains the principal assets associated with the San Cristobal Project, were corporations for U.S. tax purposes that constituted PFICs in certain prior years. As a result, there is a possibility that some shareholders may suffer adverse U.S. federal income tax consequences that arguably might not have been suffered had they been aware of the PFIC status of these lower tier subsidiaries. Such shareholders may, however, be able to make retroactive elections in some cases that would mitigate any such adverse consequences. Moreover, under applicable proposed regulations, the fact that our lower tier subsidiaries of any consequence may not have had earnings and profits for any taxable year since formation may arguably eliminate any such tax consequences in respect of prior taxable years. For the current and all subsequent taxable years, we believe that the potential for our lower tier subsidiaries to be classified as PFICs with respect to new investors can be substantially eliminated without adverse tax consequences.

        In the future, holders of our shares may claim that they have suffered adverse tax consequences for which they could have taken remedial action if they had been aware that such subsidiaries constituted PFICs. It is not possible for us to determine the number of shareholders, if any, that might make such a claim or to determine the merits or impact of such claims on us and whether such claims may be material to us.

Risks Related to the Notes

  We may incur substantial debt which could adversely affect our financial condition, liquidity, results of operations and our ability to obtain financing in the future, react to changes in our business and make payments on the notes.

        As of March 31, 2004, on a pro forma basis after giving effect to the issuance and sale of the notes and the application of the net proceeds therefrom (including proceeds from exercise of the Initial Purchasers' option), we would have had an aggregate principal amount of approximately $200.7 million of outstanding long-term debt.

        The indenture for the notes permits us to incur or guarantee additional indebtedness subject to specified limitations. We expect to incur substantial additional indebtedness in connection with the financing of San Cristobal, and may incur other additional substantial debt in the future.

        Any substantial debt we incur could have important consequences to holders of the notes including:

  •
  impairment of our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to the notes;

  •
  dedication of a substantial portion of our cash flow from operations to the payment of principal and interest on indebtedness, reducing the funds available to us for other purposes; and

  •
  limitation of our flexibility to adjust to changing market conditions and ability to withstand competitive pressures, and increased vulnerability to a downturn in general economic conditions or our business which could impair our ability to carry out capital spending that is necessary or important to our business strategy and the development of the San Cristobal Project.

  The agreements and instruments governing our debt will contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes.

        Future credit arrangements will likely contain covenants that, among other things, restrict our ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness, including guarantees;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends or make investments, loans or advances;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  engage in mergers, acquisitions or consolidations;

  •
  change the business conducted by us; and

  •
  engage in transactions with affiliate.

        In addition, under future credit facilities, we may be required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements, covenants which require us to hedge a portion of our production, and covenants limiting the amount of capital expenditures. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, raw material and energy costs, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The indenture governing the notes contains restrictive covenants that, among other things, will limit our ability to:

  •
  create liens; and

  •
  merge or consolidate.

        The breach of any of these covenants or restrictions could result in a default under the applicable agreement which would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to pay the amounts due under any such credit facilities and any such notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

  Our ability to generate the significant amount of cash needed to pay interest and principal amounts on the notes and service any other debt, and our ability to refinance all or a portion of our indebtedness or obtain additional financing, depend on many factors beyond our control.

        Because we will have substantial debt following the issuance of the notes, in order to fund our debt service obligations we will require significant amounts of cash. Unless and until the development of San Cristobal is successfully completed, or we acquire or develop other operating properties, cash to meet these obligations will be sourced from cash on hand, asset sales or the issuance of additional debt or equity securities. Assuming we have operating properties in the future, our ability to generate cash from operations to meet scheduled payments or to refinance our debt will depend on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

  •
  operating difficulties;

  •
  increased operating costs;

  •
  increased raw material and energy costs;

  •
  decreased demand for our products;

  •
  market cyclicality;

  •
  product prices;

  •
  the response of competitors; and

  •
  regulatory developments.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or to delay capital expenditures, sell assets, or seek to obtain additional equity capital or restructure our debt. In the future, our cash flow and capital resources may not be sufficient to make payments of interest on, and principal of, our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and may be required to dispose of material assets or operations to meet our debt service and other obligations. If so required, we cannot be sure as to the timing of such sales or the proceeds that we could realize therefrom.

  Your rights to receive payments on the notes are subordinate to certain future indebtedness which may be incurred to finance the San Cristobal Project

        The indenture governing the notes permits us to incur certain indebtedness which may be senior to the notes and secured by a lien on substantially all of our assets, including, but not limited to the pledge of all rights, properties, equipment and/or all or a portion of the capital stock of certain of our subsidiaries holding such assets. We expect to incur such indebtedness under credit facilities entered into for purposes of financing the construction and development of the San Cristobal Project, and expect to secure such indebtedness with substantially all of our assets related to the project, including, but not limited to, the capital stock of our subsidiaries holding such assets, which currently constitute substantially all of our assets. We expect that these credit facilities will be guaranteed by Apex Limited or its affiliates. The notes are by their terms subordinate in right of payment to such credit facilities for the period the guarantee is in effect. The notes also would be effectively subordinated to such indebtedness and other secured debt to the extent of the collateral securing the indebtedness. As a result, upon any distributions to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the secured lenders would have the right to be paid in full before any payment could be made with respect to the notes. Accordingly, all or a substantial portion of our assets will be unavailable to satisfy the claims of the holders of notes.

  We cannot assure you that an active trading market for the notes will be sustained.

        Except for PORTAL, there currently is no active trading market for the notes and we do not intend to apply for listing of the notes on any securities exchange or other stock market. Although the Initial Purchasers have informed us that they intend to make a market in the notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice. Accordingly, we cannot give you any assurance as to the development or liquidity of any market for the notes.

FORWARD-LOOKING STATEMENTS

        Some information contained in this prospectus may contain forward-looking statements. These statements include comments regarding mine development and construction plans, costs, grade, production and recovery rates, permitting, financing needs, the availability of financing on acceptable terms, the timing of engineering studies and environmental permitting, and the markets for silver, zinc and lead. The use of any of the words "anticipate", "continue," "estimate," "expect," "may," "will," "project," "should," "believe" and similar expressions are intended to identify uncertainties. We believe the expectations reflected in those forward-looking statements are reasonable. However, we cannot assure you that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of the risk factors set forth below and other factors set forth in this prospectus:

  •
  worldwide economic and political events affecting the supply of and demand for silver, zinc and lead;

  •
  volatility in market prices for silver, zinc and lead;

  •
  financial market conditions, and the availability of financing on terms acceptable to Apex Limited;

  •
  uncertainties associated with developing a new mine, including potential cost overruns and the unreliability of estimates in early stages of mine development;

  •
  variations in ore grade and other characteristics affecting mining, crushing, milling and smelting operations and mineral recoveries;

  •
  geological, technical, permitting, mining and processing problems;

  •
  the availability and timing of acceptable arrangements for power, transportation, water and smelting;

  •
  the availability, terms, conditions and timing of required government approvals;

  •
  uncertainties regarding future changes in tax legislation or implementation of existing tax legislation;

  •
  variations in smelting operations and capacity;

  •
  the availability of experienced employees; and

  •
  the factors discussed under "Risk Factors."

        Many of those factors are beyond our ability to control or predict. You should not unduly rely on these forward-looking statements. These statements speak only as of the date of this prospectus. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect future events or developments. All subsequent written and oral forward-looking statements attributable to us and persons acting on our behalf are qualified in their entirety by the cautionary statements contained in this section and elsewhere in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

        We are a mining exploration and development company that holds a portfolio of silver exploration and development properties in South America, Mexico, Central America and Central Asia. None of these properties are in production, and, consequently, we have no current operating income or operating cash flow. Accordingly, no ratios are shown for any of the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the three-month period ended March 31, 2004 as earnings were not sufficient to cover fixed charges. As of the date of this prospectus, we have not issued any preference shares. We have not had any material amount of indebtedness for which interest payments were required during the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the three-month period ended March 31, 2004. Therefore, the amount by which earnings were inadequate to cover fixed charges in not material.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the notes or the ordinary shares offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the notes or the sale of the ordinary shares offered by this prospectus.

SELLING SECURITYHOLDERS

        The notes were originally issued in a private offering to Initial Purchasers led by Citigroup Global Markets Inc. and Barclays Bank PLC. The Initial Purchasers have advised us that the notes were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act and outside the United States in reliance on Regulation S. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the notes and the ordinary shares into which the notes are convertible.

        The table below sets forth information with respect to the selling securityholders, the principal amount of the notes and the number of ordinary shares into which the notes are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

        We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before June 10, 2004. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the notes or ordinary shares listed below, no estimate can be given as to the amount of notes or ordinary shares that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date as of which the information in the table is presented.

        Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

			Number of Ordinary Shares
	Principal Amount of Notes at Maturity
			Number of Ordinary Shares that may be sold(1)	Percentage of Outstanding Ordinary Shares(2)
Selling Securityholder	Beneficially Owned and Offered Hereby($)	Percentage of Notes Outstanding
Alexandra Global Master Fund, Ltd(3)	1,000,000	*	34,940	*
Bank of America Pension Plan(4)	750,000	*	26,205	*
Barclays Global Investors Diversified Alpha Plus Funds(5)	677,000	*	23,654	*
Barclays Global Investors Limited(4)	1,500,000	*	52,410	*
Barnet Partners, Ltd.(4)	2,000,000	1.00%	69,881	*
Basso Holdings Ltd.(6)	1,056,000	*	36,897	*
Basso Multi-Strategy Holding Fund Ltd.(7)	1,080,000	*	37,735	*
Century Park Trust(4)	750,000	*	26,205	*
Cheyne Fund L.P.	2,739,000	1.37%	95,702	*
Cheyne Leveraged Fund L.P.	2,089,000	1.04%	72,990	*
CIP Limited Duration Co.	112,000	*	3,913	*
Citigroup Global Markets, Inc.(8)	5,050,000	2.53%	176,450	*
CNH CA Master Account, L.P.(9)	1,000,000	*	34,940	*
CQS Convertible and Quantitative Strategies Master Fund Limited(10)	10,000,000	5.00%	349,406	*
CS Alternative Strategy	60,000	*	2,096	*
DeepRock & Co.(4)	1,000,000	*	34,940	*

DKR SoundShore Opportunity Holding Fund Ltd.(11)	547,000	*	19,112	*
DKR SoundShore Strategic Holding Fund Ltd.(12)	317,000	*	11,076	*
DuckBill & Co.(4)	500,000	*	17,470	*
Evergreen Equity Income Fund(13)	5,000,000	2.50%	174,703	*
Fore Convertible Master Fund, Ltd(14)	1,239,000	*	43,291	*
Fore Plan Asset Fund, Ltd.(15)	134,000	*	4,682	*
Forest Fulcrum Fund, LP(5)(16)	1,258,000	*	43,955	*
Forest Global Convertible Fund, Ltd, Class A—5(5)	4,965,000	2.48%	173,480	*
Forest Multi-Strategy Master Fund SPC(5)	1,964,000	*	68,623	*
FrontPoint Convertible Arbitrage Fund, LP(17)	4,000,000	2.00%	139,762	*
General Motors Welfare Benefit Trust(4)	1,000,000	*	34,940	*
GMAM Group Pension Trust(4)	1,000,000	*	34,940	*
Guggenheim Portfolio Company VIII (Cayman), Ltd.(18)	232,000	*	8,106	*
HFR CA Global Opportunity Master Trust(5)	284,000	*	9,923	*
HFR RVA Select Performance Master Trust(5)	285,000	*	9,958	*
Highbridge International LLC(19)	10,000,000	5.00%	349,406	*
JMG Capital Partners, LP(20)	16,975,000	8.49%	593,116	1.24%
JMG Triton Offshore Fund, Ltd.(21)	17,975,000	8.99%	628,057	1.31%
LDG Limited(22)	143,000	*	4,996	*
Lexington Vantage Fund(22)	14,000	*	489	*
LLT Limited(23)	190,000	*	6,638	*
Man Mac 1 Limited(24)	395,000	*	13,801	*
Morgan Stanley Convertible Securities Trust(13)	400,000	*	13,976	*
Peoples Benefit Life Insurance Company Teamsters(4)	3,000,000	1.50%	104,821	*
Relay 11 Holdings Co.(5)	323,000	*	11,285	*
Retail Clerks Pension Trust #2(4)	1,000,000	*	34,940	*
Retail Clerks Pension Trust(4)	1,000,000	*	34,940	*
Royal Bank of Canada(13)	2,000,000	1.00%	69,881	*
Sagamore Hill Hub Fund, Ltd(25)	6,500,000	3.25%	227,113	*
Sphinx Convertible Arbitrage SPC(5)	377,000	*	13,172	*
Sphinx Fund(22)	98,000	*	3,424	*
SSI Hedged Convertible Market Neutral, LP(26)	500,000	*	17,470	*
St. Albans Partners, Ltd.(4)	3,000,000	1.50%	104,821	*
TQA Master Fund Ltd.(22)	1,375,000	*	48,043	*

TQA Master Plus Fund Ltd.(22)	2,173,000	1.09%	75,925	*
Xavex Convertible Arbitrage 4 Fund(5)	177,000	*	6,184	*
Xavex Convertible Arbitrage 7 Fund(22)	405,000	*	14,150	*
Yield Strategies Fund I, L.P.(4)	1,000,000	*	34,940	*
Yield Strategies Fund II, L.P.(4)	1,000,000	*	34,940	*
Zurich Institutional Benchmarks Master Fund Ltd.(22)	292,000	*	10,202	*
Unnamed securityholders or any future transferees, pledges, donees or successors of or from any such unamed securityholders(27)	76,100,000	38.05%	2,658,979	5.31%
Total	$200,000,000	100.00%	6,988,120	12.85%

*
Less than 1%.

(1)
Assumes conversion of all of the notes held by such holder at the initial conversion rate of 34.9406 ordinary shares for each $1,000 principal amount of the notes. This conversion rate is subject to adjustment as described under "Description of the Notes—Conversion Rights." As a result, the number of ordinary shares issuable upon conversion of the notes may increase in the future. Further assumes that such holder does not hold any ordinary shares other than ordinary shares into which the notes are convertible.

(2)
Calculated based on 47,402,779 ordinary shares outstanding as of June 9, 2004. In calculating this amount for each holder, we treated as outstanding the number of ordinary shares issuable upon conversion of all of that holder's notes, but we did not assume conversion of any other holder's notes.

(3)
Alexandra Investment Management, LLC serves as the investment adviser to the selling securityholder.

(4)
The selling securityholder has identified Camden Asset Management, L.P. as an entity with control over the selling securityholder.

(5)
The selling securityholder has identified Forest Investment Management, LLC as an entity with control over the selling securityholder. Forest Investment Management, LLC is wholly-owned by Forest Partners II L.P.

(6)
Basso Capital Management, L.P. is the Investment Manager of Basso Holdings Ltd. Basso GP LLC is the general partner of Basso Capital Management, L.P.

(7)
Basso Asset Management, L.P. is the Investment Manager of Basso Multi-Strategy Holding Fund Ltd. Basso GP LLC is the general partner of Basso Asset Management, L.P.

(8)
The selling securityholder, a registered broker-dealer, served as the one of the Initial Purchasers of the notes.

(9)
CNH Partners, LLC is the Investment Manager of CNH CA Master Account, L.P. and has sole voting and dispositive power over the selling securityholder's registrable securities

(10)
The selling securityholder has identified CQS Management Limited as an entity with control over the selling securityholder.

(11)
DKR Capital Partners L.P., a registered investment advisor, is the Investment Manager of DKR SoundShore Opportunity Holding Fund Ltd.

(12)
DKR Capital Partners L.P., a registered investment advisor, is the Investment Manager of DKR SoundShore Strategic Holding Fund Ltd.

(13)
The selling securityholder is an affiliate of a registered broker-dealer.

(14)
The selling securityholder has indentified Fore Convertible Star Trust as an entity with control over the selling securityholder.

(15)
The selling securityholder has indentified Fore Plan Asset Star Trust as an entity with control over the selling securityholder.

(16)
The selling securityholder is a registered broker-dealer.

(17)
FrontPoint Convertible Arbitrage Fund GP LLC is the general partner of the selling securityholder. FrontPoint Partners LLC is the managing member of FrontPopint Convertible Arbitrage Fund GP, LLC.

(18)
The selling securityholder has indentified Guggenheim Advisors, LLC as an entity with control over the selling securityholder. Certain affiliates of Guggenheim Advisors, LLC are broker-dealers.

(19)
Highbridge International LLC is an affiliate of a registered broker-dealer. The selling securityholder has identified Glenn Dubin and Henry Swiect as persons with control over Highbridge International LLC.

(20)
The selling securityholder has identified JMG Capital Management, LLC, a registered investment advisor, as having control over JMG Capital Partners, L.P. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. and Asset Alliance Holding Corp.

(21)
The selling securityholder has identified Pacific Assets Management, LLC, a registered investment advisor, as having control over JMG Triton Offshore Fund, Ltd. The equity interests of Pacific Assets Management, LLC are owned by Pacific Capital Management, Inc. and Asset Alliance Holding Corp.

(22)
The selling securityholder has identified TQA Investors, LLC as an entity with control over the selling securityholder.

(23)
Forest Investment Management LP has sole voting control and shared investment control over the securities.

(24)
The selling securityholder has identified Man-Diversified Fund II Ltd. as an entity with control over the selling securityholder. The manager shares of Man-Diversified Fund II Ltd. are owned by Albany Management Company Limited (75%) and Man Holdings Limited (25%).

(25)
The selling securityholder has identified Sagamore Hill Capital Management, L.P. as an entity with control over the selling securityholder.

(26)
The selling securityholder has identified SSI Investment Management as an entity with control over the selling securityholder.

(27)
Additional information about the selling securityholders will be set forth in amendments to this prospectus if and when necessary.

PLAN OF DISTRIBUTION

        We are registering the notes and ordinary shares issuable upon conversion of the notes to permit securityholders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The notes and ordinary shares issuable upon conversion of the notes are being offered on behalf of the selling securityholders.

        The notes and ordinary shares issuable upon conversion of the notes may be sold or distributed from time to time by the selling securityholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the notes or ordinary shares as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the notes or ordinary shares are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. To the extent required, the specific notes or ordinary shares to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, any applicable commission or discounts with respect to a particular offer, and any material arrangements that a selling securityholder notifies us has been entered into for a distribution with an agent, dealer or underwriter, will be set forth in an accompanying prospectus supplement, or if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

        The sale of the notes or ordinary shares may be effected in one or more of the following methods:

  •
  on any national securities exchange or quotation service on which the notes or ordinary shares may be listed or quoted at the time of sale;

  •
  in transactions otherwise than on such exchanges or services in the over-the-counter market;

  •
  through the writing of options, whether the options are listed on an option exchange or otherwise; or

  •
  through the settlement of short sales.

        In addition, any notes or ordinary shares that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

        These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

        In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the notes or ordinary shares, sell the notes or ordinary shares short and deliver these securities to close out such short positions, or loan or pledge the notes or ordinary shares to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the notes or ordinary shares which may be resold thereafter pursuant to this prospectus if the notes or ordinary shares are delivered by the selling securityholders.

        The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the notes or ordinary shares and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the notes or ordinary shares from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the notes or ordinary shares to be sold under this prospectus, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to the registration statement of which this prospectus is a part amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

        Brokers, dealers, underwriters or agents participating in the distribution of the notes or ordinary shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the notes or ordinary shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

        The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of notes or ordinary shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of notes or ordinary shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling security holder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the notes or ordinary shares. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules under the Exchange Act may apply to sales of notes or ordinary shares in the market and to the activities of the selling securityholders and their affiliates. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying ordinary shares by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying ordinary shares to engage in market-making activities with respect to the particular notes and the underlying ordinary shares being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying ordinary shares.

        Under the registration rights agreement between us and the Initial Purchasers, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or the registration statement of which this prospectus is a part of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not affiliates of Apex Limited under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions.

        We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed 30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We agreed to pay predetermined additional amounts to holders of the notes and ordinary shares issuable upon conversion of the notes if the prospectus is unavailable for the periods in excess of those permitted above.

        We have agreed, among other things, to bear all fees and expenses, other than selling expenses, commissions and discounts, and expenses of counsel to the selling securityholders, in connection with the registration of the notes and the ordinary shares covered by this prospectus.

DESCRIPTION OF NOTES

        The notes were issued under an indenture, dated as of March 16, 2004, between us, as issuer, and The Bank of New York, as trustee. The following description is a summary of the material provisions of the notes. The following description does not purport to be complete and is subject to, and qualified by reference to, all of the provisions of the indenture, the notes and the registration rights agreement, which we urge you to read because they, and not this description, define your rights as a note holder. Copies of the indenture, the notes and the registration rights agreement are available upon request.

General

        The notes are limited to $200,000,000 aggregate principal amount. The notes will mature on March 15, 2024. The principal amount, and the issue price, of each note is $1,000. The notes will be payable at the principal corporate trust office of the paying agent, which initially will be an office or agency of the trustee, or an office or agency maintained by us for such purpose, in the Borough of Manhattan, The City of New York.

        The notes bear interest at the rate of 2.875% per year on the principal amount from March 16, 2004, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in arrears on March 15 and September 15, commencing on September 15, 2004, to holders of record at the close of business on the March 1 and September 1 immediately preceding such interest payment date. Each payment of cash interest on the notes will include interest accrued through the day before the applicable interest payment date (or purchase, redemption or, in certain circumstances, conversion date, as the case may be). Any payment required to be made on any day that is not a business day will be made on the next succeeding business day. The interest rate will be calculated using a 360-day year composed of twelve 30-day months.

        Maturity, conversion, repurchase by us at the option of a holder or redemption of a note at our option will cause the interest to cease to accrue on such note. We may not reissue a note that has matured or been converted, repurchased by us at your option, redeemed or otherwise cancelled, except for registration of transfer, exchange or replacement of such note.

        Notes may be presented for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. The conversion agent and the registrar shall initially be the trustee. No service charge will be made for any registration of transfer or exchange of notes. However, we may require the holder to pay any tax, assessment or other governmental charge payable as a result of such transfer or exchange.

        The indenture does not limit the amount of other indebtedness or securities that may be issued by us or any of our subsidiaries. The indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or the issuance or repurchase of our securities (other than the notes). The indenture contains no covenants or other provisions to afford protection to holders of notes in the event of a highly leveraged transaction or a change in control except to the extent described under "Redemption at Option of the Holder Upon a Fundamental Change."

Additional Notes

        We may, without the consent of the holders of the notes, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred with respect to the notes.

Methods of Receiving Payments on the Notes

        Each installment of semiannual interest on any note shall be paid in same-day funds by transfer to an account maintained by the payee located inside the United States, if the trustee shall have received proper wire transfer instructions from such payee not later than the related regular date or accrual date, as the case may be, or, if no such instructions have been received, by check drawn on a bank in New York City mailed to the payee at its address set forth on the registrar's books.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our subsidiaries may act as paying agent or registrar.

Ranking of the Notes

        The notes will be unsecured obligations and will rank (i) subordinate in right of payment to future unsubordinated indebtedness for the construction and development of the San Cristobal Project which will be secured by the San Cristobal property and other project assets or other assets, (ii) subordinate in right of payment to any guarantee of the indebtedness described in (i) by Apex Silver Mines Limited or its affiliates for the period the guarantee is in effect, and (iii) equal in right of payment to all other existing and future unsecured and unsubordinated indebtedness of Apex Limited. However, the notes will be effectively subordinated to all of our existing and future secured debt to the extent of the security on such other indebtedness and to all existing and future obligations of our subsidiaries. As of March 31, 2004, after giving effect to the offering of the notes, including the notes issued upon exercise of the Initial Purchasers' option, there would have been $200.7 million of total long-term debt outstanding of Apex Limited. See "Risk Factors—Risks Related to the Notes—Your rights to receive payments on the notes are subordinated to certain future indebtedness which may be incurred to finance the San Cristobal Project."

Conversion Rights

        Holders may convert all or a portion of their notes, in multiples of $1,000 principal amount, into ordinary shares only if at least one of the conditions described below is satisfied. In addition, a holder may convert a note until the close of business on the second business day prior to the redemption date if we call a note for redemption. A note for which a holder has delivered a repurchase notice or a notice requiring us to redeem such note upon a fundamental change may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

        The initial conversion rate is 34.9406 ordinary shares per $1,000 principal amount of each note, subject to adjustment upon the occurrence of the events described below. A holder of a note otherwise entitled to a fractional share will receive cash equal to the applicable portion of the closing sale price of our ordinary shares on the trading day immediately preceding the conversion date. The ability to surrender notes for conversion will expire at the close of business on March 15, 2024.

        To exercise its conversion right, a holder must:

  •
  complete and manually sign a conversion notice, a form of which is on the back of the note, and deliver the conversion notice to the conversion agent;

  •
  surrender the note to the conversion agent;

  •
  if required by the conversion agent, furnish appropriate endorsements and transfer documents; and

  •
  if required, pay all transfer or similar taxes.

        On conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the intent payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Delivery to the holder of the full number of ordinary shares into which $1,000 principal amount of the note is convertible, together with any cash payment of such holder's fractional shares, will be deemed to satisfy our obligation to pay the principal amount of the note. As a result, any accrued and unpaid interest to the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited upon conversion. Notwithstanding the foregoing, accrued and unpaid interest will be payable upon any conversion of notes made concurrently with or after acceleration of the notes following an event of default described under "Events of Default and Acceleration" below.

        Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on such regular record date. Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business on the next interest payment date, except for notes to be redeemed within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the interest that the holder is to receive on the principal amount of notes so converted.

        For a discussion of the tax treatment of a holder receiving our ordinary shares upon surrendering notes for conversion, see "Certain Tax Considerations."

        The conversion rate will not be adjusted for accrued and unpaid interest. We will, however, adjust the conversion rate for:

  (1)
  dividends or distributions on our ordinary shares payable in our ordinary shares or other capital stock;

  (2)
  subdivisions, combinations or certain reclassifications of our ordinary shares;

  (3)
  distributions to all holders of our ordinary shares of certain rights to purchase our ordinary shares for a period expiring within 60 days of such distribution at less than the then current closing sale price per share;

  (4)
  distributions to the holders of our ordinary shares of a portion of our assets (including cash and shares of capital stock of a subsidiary) or debt or other securities issued by us or certain rights to purchase our securities; provided, however, that if we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our ordinary shares, in each case based on the average closing sale prices of those securities for the 10 trading days commencing on and including the fifth trading day after the date on which "ex-dividend trading" commences for such distribution on the American Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted; and

  (5)
  a tender offer or exchange offer by us or one of our subsidiaries for our ordinary shares to the extent that the cash and value of any other consideration included in the payment per ordinary share exceeds the current market price per ordinary share on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer.

        However, no adjustment to the conversion rate need be made if holders of the notes may participate in the transaction without conversion or in certain other cases.

        In the event that we elect to make a distribution to all holders of ordinary shares pursuant to clause (3) or clause (4) of the third preceding paragraph, which, in the case of clause (4), has a per share value equal to more than 15% of the closing sale price of our ordinary shares on the day preceding the declaration date for such distribution, we will be required to give notice to the holders of notes at least 20 days prior to the date for such distribution and, upon the giving of such notice, the notes may be surrendered for conversion at any time until the close of business on the business day prior to the date of distribution or until we announce that such distribution will not take place.

        The indenture permits us to increase the conversion rate from time to time.

        Holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend upon:

  •
  a taxable distribution to holders of our ordinary shares which results in an adjustment of the conversion rate;

  •
  an increase in the conversion rate at our discretion; or

  •
  failure to adjust the conversion rate in some instances.

        See "Certain Tax Considerations."

        If we are a party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert a note into ordinary shares may be changed into a right to convert it into the kind and amount of securities, cash or other assets of ours or another person which the holder would have received if the holder had converted the holder's note immediately prior to the transaction. However, if such transaction constitutes a "fundamental change," as defined below, the notes will cease to be convertible after the fifteenth day following the actual effective date of the transaction giving rise to such fundamental change.

        The conversion agent will, on our behalf, determine if the notes are convertible and notify the trustee and us accordingly. If one or more of the conditions to the conversion of the notes has been satisfied, we will promptly notify the holders of the notes thereof and use commercially reasonable efforts to post this information on our website or otherwise publicly disclose this information.

        A "trading day" is any day on which the American Stock Exchange is open for trading or, if the applicable security is quoted on any other national securities exchange or the Nasdaq National Market, a day on which trades may be made on such market or, if the applicable security is not so listed, admitted for trading or quoted, any business day.

  Conversion Based on Price of the Ordinary Shares

        Holders may surrender notes for conversion: (1) in any fiscal quarter commencing prior to March 15, 2019 if the sale price of our ordinary shares (as defined below) for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is more than 120% of the conversion price (as defined below) per ordinary share on the last day of such preceding fiscal quarter and (2) at any time after March 15, 2019 and prior to maturity, if the closing sale price of our ordinary shares is greater than or equal to the conversion trigger price on any day after March 15, 2019. If either of the foregoing conditions is satisfied, then the notes will be convertible at any time thereafter at the option of the holder, through maturity.

        The conversion price per share as of any day will equal the principal amount of a note on that day, divided by the number of our ordinary shares issuable upon conversion of such note on that day. The sale price of our ordinary shares on any trading day means the closing per share sale price (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date on the principal national securities exchange on which the ordinary shares are listed or, if our ordinary shares are not listed on a national securities exchange, as reported by the Nasdaq system or otherwise as provided in the indenture.

  Conversion Based on Trading Price of Notes

        Holders may also surrender notes for conversion prior to maturity during the five business day period after any five consecutive trading day period in which the "trading price" per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the closing sale price of our ordinary shares and the number of shares issuable upon conversion of $1,000 principal amount of notes.

        The "applicable stock price" means, in respect of a date of determination, the average of the closing sale price per share of ordinary shares over the five- trading day period starting the third trading day following such date of determination.

        The "trading price" of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the closing sale price of our ordinary shares and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

        In connection with any conversion upon satisfaction of the above trading pricing condition, the trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of the notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the closing sale price of our ordinary shares and the number of ordinary shares issuable upon conversion of $1,000 principal amount of the notes. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than 98% of the product of the closing sale price of our ordinary shares and the number of shares issuable upon conversion of $1,000 principal amount of the notes.

  Conversion Based on Redemption

        A holder may surrender for conversion a note called for redemption at any time prior to the close of business on the second business day immediately preceding the redemption date, even if it is not otherwise convertible at such time. A note for which a holder has delivered a repurchase notice or a notice requiring us to redeem such note upon a fundamental change, as described below, may be surrendered for conversion only if such notice is withdrawn in accordance with the indenture.

  Conversion Upon Occurrence of Certain Corporate Transactions

        If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, a note may be surrendered for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction, and at the effective date, the right to convert a note into ordinary shares will be changed into a right to convert it into the kind and amount of our securities, cash or other assets of another person which the holder would have received if the holder had converted the holder's notes into our ordinary shares immediately prior to the transaction. If such transaction also constitutes a fundamental change of Apex Limited, the holder will be able to require us to purchase all or a portion of such holder's notes as described under "—Redemption at Option of the Holder Upon a Fundamental Change."

        The notes will also be convertible upon the occurrence of certain distributions resulting in an adjustment to the conversion price as described above.

Redemption of Notes at Our Option

        No sinking fund is provided for the notes.

  Provisional Redemption

        We may redeem for cash any portion of the notes at any time after March 16, 2004 but prior to March 15, 2014 upon at least 30 days and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest and the "make whole" payment described below, if (1) the closing sale price of our ordinary shares has exceeded 140% of the then applicable conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption and (2) the shelf registration statement covering resales of the notes and the ordinary shares is effective and available for use and is expected to remain effective and available for use for the 30 days following the redemption date, unless registration is no longer required.

        If we redeem notes under these circumstances, we will make a "make whole" payment on the redeemed notes equal to $236.90 per $1,000 principal amount of notes, minus the amount of any interest actually paid or accrued and unpaid on the note prior to the redemption date. We must make these "make whole" payments on all notes called for redemption prior to March 15, 2014, including notes converted after the date we mailed the notice. We may make these "make whole" payments, at our option, either in cash or in our ordinary shares or a combination thereof. We will specify the type of consideration for the "make whole" payment in the redemption notice (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our ordinary shares). Payments made in our ordinary shares will be valued at 95% of the average of the closing sales prices of our ordinary shares for the five consecutive trading days ending on the third trading day prior to the redemption date.

        Because the sale price of the ordinary shares will be determined before the redemption date, if we specify that we will make payment of the redemption price in our ordinary shares, holders of notes bear the market risk that our ordinary shares will decline in value between the date the sale price is calculated and the redemption date.

  Redemption

        Beginning on March 15, 2014, we may redeem the notes for cash, as a whole at any time or in part from time to time. We will give not less than 30 days or more than 60 days notice of redemption by mail to holders of notes.

        If redeemed at our option, the notes will be redeemed at a redemption price equal to 100% of the principal amount, plus accrued and unpaid interest, if any.

        If less than all of the outstanding notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts of $1,000 or integral multiples of $1,000 principal amount. In this case, the trustee may select the notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and the holder converts a portion of the notes, the converted portion will be deemed to be the portion selected for redemption.

Repurchase at Option of the Holder

        Holders have the right to require us to repurchase the notes on March 15, 2014 and March 15, 2019. We will be required to repurchase any outstanding note for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 25 business days prior to the repurchase date until the close of business on the third business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the notes listed in the notice. Our repurchase obligation will be subject to certain additional conditions.

        The repurchase price payable for a note will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, on such notes to, but excluding, the repurchase date. We may, at our option, elect to pay the repurchase price in cash, in our ordinary shares or in any combination of the two. We may in the future without noteholders' consent amend the indenture to eliminate our ability to pay the repurchase price for the notes in ordinary shares on any repurchase date after the date of that amendment. For a discussion of the tax treatment of note-holders receiving cash, our ordinary shares or both, see "Certain Tax Considerations."

        If we elect to pay the repurchase price, in whole or in part, in our ordinary shares, the number of shares to be delivered in exchange for the portion of the repurchase price to be paid in our ordinary shares will be equal to that portion of the repurchase price divided by 95% of the average closing sale price of our ordinary shares for the five trading days ending on the third business day prior to the applicable repurchase date (appropriately adjusted to take into account the occurrence of certain events that would result in an adjustment of the conversion rate with respect to our ordinary shares). We will not, however, deliver fractional shares in repurchases using our ordinary shares as consideration. Note-holders who would otherwise be entitled to receive fractional shares will instead receive cash in an amount equal to the market price of one of our ordinary shares multiplied by such fraction.

        Because the market price of our ordinary shares will be determined prior to the applicable repurchase date, note-holders bear the market risk that our ordinary shares will decline in value between the date the market price is calculated and the repurchase date.

        Holders' right to require us to repurchase notes is exercisable by delivering a written repurchase notice to the paying agent within 25 business days of the repurchase date. The paying agent initially will be the trustee.

        The repurchase notice must state:

  (1)
  if certificated notes have been issued, the note certificate numbers (or, if a holder's notes are not certificated, such holder's repurchase notice must comply with appropriate DTC procedures);

  (2)
  the portion of the principal amount of notes to be repurchased, which must be in $1,000 multiples; and

  (3)
  that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

        Holders may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business of the repurchase date. The withdrawal notice must state:

  •
  the principal amount of the withdrawn notes;

  •
  if certificated notes have been issued, the certificate numbers of the withdrawn notes (or, if a holder's notes are not certificated, such holder's withdrawal notice must comply with appropriate DTC procedures); and

  •
  the principal amount, if any, which remains subject to the repurchase notice.

        We must give notice of an upcoming repurchase date to all note holders not less than 20 business days prior to the repurchase date at their address shown in the register of the registrar. We will also give notice to beneficial owners as required by applicable law. This notice will state, among other things, the procedures that holders must follow to require us to repurchase their notes.

        Our right to repurchase notes, in whole or in part, with our ordinary shares is subject to various conditions, including:

  •
  registration of the ordinary shares to be issued upon repurchase under the Securities Act and the Exchange Act, if required;

  •
  qualification or registration of our ordinary shares to be issued upon repurchase under applicable state securities laws, if necessary, or the availability of an exemption therefrom; and

  •
  listing of our ordinary shares on a United States national securities exchange or quoted on an inter-dealer quotation system of any registered United States national securities association.

        Payment of the repurchase price for a note for which a repurchase notice has been delivered and not withdrawn is conditioned upon book-entry transfer or delivery of the note, together with necessary endorsements, to the paying agent at its office in the Borough of Manhattan, The City of New York, or any other office of the paying agent, at any time after delivery of the repurchase notice. Payment of the repurchase price for the note will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the note. If the paying agent holds money sufficient to pay the repurchase price of the note on the business day following the repurchase date, then, on and after the date:

  •
  the note will cease to be outstanding;

  •
  interest will cease to accrue; and

  •
  all other rights of the holder will terminate.

        This will be the case whether or not book-entry transfer of the note has been made or the note has been delivered to the paying agent, and all other rights of the note holder will terminate, other than the right to receive the repurchase price upon delivery of the note.

        Our ability to repurchase notes with cash may be limited by the terms of our then-existing borrowing agreements. Even though we become obligated to repurchase any outstanding note on a repurchase date, we may not have sufficient funds to pay the repurchase price on that repurchase date. See "Risk Factors."

        We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable in connection with any offer by us to repurchase the notes.

Redemption at Option of the Holder Upon a Fundamental Change

        If a fundamental change of Apex Limited occurs at any time prior to the maturity of the notes, holders may require us to redeem their notes for cash, in whole or in part, on a repurchase date set by us that is 30 days after the date of our notice of the fundamental change. The notes will be redeemable in integral multiples of $1,000 principal amount.

        We will redeem the notes at a price equal to 100% of the principal amount to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. If the repurchase date is an interest payment date, we will pay interest to the record holder on the relevant record date.

        We will mail to all record holders a notice of a fundamental change within 10 days after it has occurred. We are also required to deliver to the trustee a copy of the fundamental change notice. The notice must describe the fundamental change, your right to elect repurchase of notes and the repurchase date. If a holder elects to redeem notes, such holder must deliver to us or our designated agent, on or before the 30th day after the date of our fundamental change notice, a redemption notice and any notes to be redeemed, duly endorsed for transfer. We will promptly pay the redemption price for notes surrendered for redemption following the repurchase date.

        A "fundamental change" will be deemed to have occurred at any time after the notes are originally issued that any of the following occurs:

  (1)
  our ordinary shares or other ordinary shares into which the notes are convertible are neither listed for trading on a United States national securities exchange nor approved for trading on the Nasdaq National Market or another established automated over-the-counter trading market in the United States,

  (2)
  a "person" or "group" within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate "beneficial owner," as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity entitled to vote generally in the election of directors, or

  (3)
  consummation of any share exchange, consolidation or merger of us pursuant to which our ordinary shares will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than us or one or more of our subsidiaries; provided, however, that a transaction where the holders of our common equity immediately prior to such transaction have directly or indirectly, more than 50% of the aggregate voting power of all classes of common equity of the continuing or surviving corporation or transferee entitled to vote generally in the election of directors immediately after such event shall not be a fundamental change.

        A fundamental change will not be deemed to have occurred in respect of any of the foregoing, however, if at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or reported by the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as "publicly traded securities") and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

        We will comply with any applicable provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act in the event of a fundamental change.

        These fundamental change redemption rights could discourage a potential acquiror. However, this fundamental change redemption feature is not the result of our management's knowledge of any specific effort to obtain control of us by means of a merger, tender offer or solicitation, or part of a plan by management to adopt a series of anti-takeover provisions. The term "fundamental change" is limited to specified transactions and may not include other events that might adversely affect our financial condition or business operations. Our obligation to offer to redeem the notes upon a fundamental change would not necessarily afford you protection in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

        We may be unable to redeem the notes in the event of a fundamental change. If a fundamental change were to occur, we may not have enough funds to pay the redemption price for all tendered notes. In addition, any future credit agreements or other agreements relating to our indebtedness may contain provisions prohibiting redemption of the notes under certain circumstances, or expressly prohibit our repurchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing or redeeming notes, we could seek the consent of our lenders to redeem the notes or attempt to refinance this debt. If we do not obtain consent, we would not be permitted to purchase or redeem the notes. Our failure to redeem tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other indebtedness.

Merger and Sales of Assets by Apex Silver Mines Limited

        The indenture provides that we may not consolidate with or merge with or into any other person or convey, transfer or lease our properties and assets substantially as an entirety to another person, unless among other items:

  •
  we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

  •
  the successor person assumes all of our obligations under the notes and the indenture; and

  •
  after giving effect to such transaction, there is no event of default and no event which, after notice or passage of time or both, would become an event of default.

        When such a person assumes our obligations in such circumstances, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture.

Certain Covenants

        The indenture will contain covenants including, among others, the following:

        Limitation on Liens.    We will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien (other than existing Liens) securing Specified Indebtedness of any nature whatsoever on any of its properties or assets, whether owned at the issue date of the debentures or thereafter acquired without effectively providing that the debentures are secured equally and ratably with (or, if the obligation to be secured by the Lien is subordinated in right of payment to the debentures, prior to) the obligations so secured for so long as such obligations are so secured.

  Certain Definitions Used in the Limitation on Liens Covenant.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind.

        "Restricted Subsidiary" means any subsidiary other than an Unrestricted Subsidiary.

        "Specified Indebtedness" means any indebtedness for borrowed money that (i) is in the form of, or represented by, bonds or other securities (other than promissory notes or similar evidence of indebtedness under bank loans or similar financing agreements) or any guarantee thereof and (ii) is, or may be, quoted, listed or purchased and sold on any stock exchange, automated securities trading system or over-the-counter or other securities market (including, without prejudice to the generality of the foregoing, the market for securities eligible for resale pursuant to Rule 144A under the Securities Act); provided, that, for the avoidance of doubt, in no event shall any receivables financing facility or arrangement pursuant to which any subsidiary purchases or otherwise acquires accounts receivable of ours or any Restricted Subsidiaries and enters into third party financing thereof be considered Specified Indebtedness.

        "Unrestricted Subsidiary" means any subsidiary 50% or less of the voting stock of which is owned directly by us and/or one or more Restricted Subsidiaries.

Events of Default and Acceleration

        The following are events of default under the indenture:

  •
  default in the payment of the principal amount, redemption price, "make whole" payment, repurchase price or fundamental change redemption price due with respect to the notes, when the same become due and payable;

  •
  default in payment of any interest under the notes, which default continues for 30 days;

  •
  failure to pay when due, principal, interest or premium in an aggregate of $25,000,000 or more with respect to any of our indebtedness and indebtedness of our subsidiaries or the acceleration of any such indebtedness, which default shall not be cured or waived, or such acceleration shall be rescinded or annulled, within 30 days after notice;

  •
  any final judgment or judgments for the payment of money in excess of $25,000,000 shall be rendered against us or our subsidiaries and shall not be discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect;

  •
  failure to give you notice of your right to require us to purchase your notes upon a fundamental change;

  •
  our failure to comply with any of our other agreements in the notes or the indenture upon our receipt of notice of such default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes, and our failure to cure (or obtain a waiver of) such default within 60 days after we receive such notice;

  •
  certain events of bankruptcy, insolvency or reorganization affecting us or any of our subsidiaries.

        If an event of default shall have happened and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of the notes accrued through the date of such declaration, and any accrued and unpaid interest through the date of such declaration, to be immediately due and payable. In the case of certain events of bankruptcy or insolvency, the principal amount of the notes, together with any accrued and unpaid interest through the occurrence of such event shall automatically become and be immediately due and payable.

Modification and Amendment

        The trustee and we may modify or amend the indenture or the notes with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. However, the consent of the holders of each outstanding note would be required to:

  •
  alter the rate of interest on any note or change the time of payment;

  •
  make any note payable in money or securities other than that stated in the note;

  •
  change the stated maturity of any note;

  •
  reduce the principal amount, redemption price, "make whole" payment, repurchase price or fundamental change redemption price with respect to any note;

  •
  make any change that adversely affects the rights of a holder to convert any note;

  •
  make any change that adversely affects the right to require us to purchase a note;

  •
  impair the right to institute suit for the enforcement of any payment with respect to the notes or with respect to conversion of the notes; and

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

        Without the consent of any holder of notes, the trustee and we may enter into supplemental indentures for any of the following purposes:

  •
  to evidence a successor to us and the assumption by that successor of our obligations under the indenture or the notes, as applicable;

  •
  to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us (including, without limitation, our right to pay any part of the repurchase price of the notes with ordinary shares as provided for by the indenture existing on any repurchase date after the date of such amendment);

  •
  in exchange for holders agreeing to waive their right to require us to purchase all or a portion of their notes on a specified date, to add additional dates on which holders may require us to purchase all or a portion of their notes and to pay such holders additional cash payments in connection therewith;

  •
  to secure our obligations in respect of the notes;

  •
  to make any change to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act, or as necessary in connection with the registration of the notes and the ordinary shares issuable upon conversion of the notes under the Securities Act;

  •
  to cure any ambiguity or inconsistency in the indenture; or

  •
  to make any change that does not adversely affect the rights of any holder of the notes.

        The holders of a majority in aggregate principal amount of the outstanding notes may, on behalf of all the holders of all notes:

  •
  waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture; and

  •
  waive any past default under the indenture and its consequences, except a default in the payment of the principal amount accrued and unpaid interest, redemption price, "make whole" payment, repurchase price or fundamental change redemption price or obligation to deliver ordinary shares upon conversion with respect to any note or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

Discharge of the Indenture

        We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity or any redemption date, or any repurchase date, or a fundamental change purchase date, or upon conversion or otherwise, cash or ordinary shares (as applicable under the terms of the indenture) sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture.

Calculations in Respect of Notes

        The Bank of New York, as calculation agent, will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determination of the market prices of our ordinary shares. The trustee will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of notes. The trustee will provide us with a schedule of its calculations, and the trustee is entitled to rely upon the accuracy of its calculations without independent verification.

Governing Law

        The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

Information Concerning the Trustee

        The Bank of New York is the trustee, registrar, paying agent, conversion agent and calculation agent under the indenture for the notes.

Book-Entry System

        We have obtained the information in this section concerning The Depository Trust Company, or DTC, and its book-entry system and procedures from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. The notes initially will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, DTC or any successor thereto and registered in the name of Cede & Co., DTC's nominee. You may hold your interests in the global notes in the United States through DTC, either as a participant in such system or indirectly through organizations which are participants in such system. So long as DTC or its nominee is the registered owner of the global notes, DTC or such nominee will be considered the sole owner and holder of the notes for all purposes of the notes and the senior subordinated indenture. Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture, including for purposes of receiving any reports that we or the trustee deliver pursuant to the senior subordinated indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of DTC or its nominee and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

        Investors may elect to hold interests in the global notes held by DTC through Clearstream Banking, société anonyme, "Clearstream, Luxembourg," or Euroclear Bank S.A./N.V. as operator of the

Euroclear System, the "Euroclear operator," if they are participants in such systems, or indirectly through organizations that are participants in such systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their participants through customers' securities accounts in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC.

        Unless and until we issue the notes in fully certificated form under the limited circumstances described below under the heading "—Certificated Notes":

  •
  you will not be entitled to receive physical delivery of a certificate representing your interest in the notes;

  •
  all references in this prospectus to actions by holders will refer to actions taken by DTC upon instructions from its direct participants; and

  •
  all references in this prospectus to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of the notes, for distribution to you in accordance with DTC procedures.

The Depository Trust Company

        DTC will act as securities depositary for the notes. The notes will be issued as fully registered global notes registered in the name of Cede & Co. DTC is:

  •
  a limited-purpose trust company organized under the New York Banking Law;

  •
  a "banking organization" under the New York Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" under the New York Uniform Commercial Code; and

  •
  a "clearing agency" registered under the provision of Section 17A of the Exchange Act.

        DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates.

        Direct participants of DTC include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Indirect participants of DTC, such as securities brokers and dealers, banks and trust companies, can also access the DTC system if they maintain a custodial relationship with a direct participant.

        If you are not a direct participant or an indirect participant and you wish to purchase, sell or otherwise transfer ownership of, or other interests in, the notes, you must do so through a direct participant or an indirect participant. DTC agrees with and represents to DTC participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The SEC has on file a set of the rules applicable to DTC and its direct participants.

        Title to book-entry interests in the notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, the Euroclear operator or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes may be transferred within Clearstream, Luxembourg and within the Euroclear System and between Clearstream, Luxembourg and the Euroclear System in accordance with procedures established for these purposes by

Clearstream, Luxembourg and the Euroclear operator. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes among Clearstream, Luxembourg, the Euroclear operator and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, the Euroclear operator and DTC. Beneficial owners will not receive physical delivery of certificates representing their ownership interests in the notes, except as provided below in "—Certificated Notes."

        To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. has no effect on beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct and indirect participants to beneficial owners (including, by Clearstream, Luxembourg or Euroclear, as applicable) will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Book-Entry Format

        Under the book-entry format, the trustee will pay interest or principal payments to Cede & Co., as nominee of DTC. DTC will forward the payment to the direct participants, who will then forward the payment to the indirect participants or to the beneficial owners. You may experience some delay in receiving your payments under this system.

        Initial settlement for the global notes will be made in immediately available funds. Secondary market trading between DTC's participants will occur in the ordinary way in accordance with DTC's rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream, Luxembourg customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. depositary, however, these cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in the clearing system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering interests in the notes to or receiving interests in the notes from DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

        Because of time-zone differences, credits of interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Credits of interests or any transactions involving interests in the notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC participant and settled during subsequent securities settlement processing will be reported to the relevant

Clearstream, Luxembourg customers or Euroclear participants on the business day following DTC settlement date. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of interests in the notes by or through a Clearstream, Luxembourg customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream, Luxembourg and the Euroclear operator have agreed to the foregoing procedures in order to facilitate transfers of interests in the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform the foregoing procedures and these procedures may be changed or discontinued at any time.

        The trustee will not recognize you as a holder under the indenture, and you can only exercise the rights of a holder indirectly through DTC and its direct participants. DTC has advised us that it will only take action regarding a note if one or more of the direct participants to whom the note is credited direct DTC to take such action. DTC can only act on behalf of its direct participants. Your ability to pledge notes to indirect participants, and to take other actions, may be limited because you will not possess a physical certificate that represents your notes.

Certificated Notes

        Unless and until they are exchanged, in whole or in part, for notes in definitive form in accordance with the terms of the notes, the notes may not be transferred except as a whole by DTC to a nominee of DTC; as a whole by a nominee of DTC to DTC or another nominee of DTC; or as a whole by DTC or nominee of DTC to a successor of DTC or a nominee of such successor.

        We will issue notes to you or your nominees, in fully certificated registered form, rather than to DTC or its nominees, only if:

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  we advise the trustee in writing that DTC is no longer willing or able to discharge its responsibilities properly or that DTC is no longer a registered clearing agency under the Exchange Act, and the trustee or we are unable to locate a qualified successor within 90 days; or

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  we, at our option, elect to terminate use of the book-entry system through DTC.

        If any of the two above events occurs, DTC is required to notify all direct participants that notes in fully certificated registered form are available through DTC. DTC will then surrender the global notes along with instructions for re-registration. The trustee will re-issue the notes in full certificated registered form and will recognize the registered holders of the certificated notes as holders under the senior subordinated indenture.

Registration Rights

        We entered into a registration rights agreement with the Initial Purchasers pursuant to which we agreed, at our expense, for the benefit of the holders, to file with the SEC a shelf registration statement covering resale of the notes and the ordinary shares issued upon conversion of the notes within 90 days after the first date of original issuance of the notes. We will use commercially reasonable efforts to cause the shelf registration statement to become effective within 210 days of such first date of original issuance, and to keep a shelf registration statement effective until the earlier of (i) the sale pursuant to Rule 144 under the Securities Act or a shelf registration statement of all the securities registered thereunder and (ii) the expiration of the holding period applicable to such securities held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision, subject to certain permitted exceptions. We will be permitted to suspend the use of a prospectus that is part of a shelf registration statement under certain circumstances relating to corporate developments, public filings with the SEC and similar events for a period not to exceed

30 days in any three-month period and not to exceed an aggregate of 90 days in any 12-month period. We have agreed to pay predetermined additional amounts as described herein ("additional amounts") to holders of the notes and holders of ordinary shares issuable upon conversion of the notes if a shelf registration statement is not timely filed or made effective or if the prospectus is unavailable for the periods in excess of those permitted above. Such additional amounts shall accrue until such failure to file or become effective or unavailability is cured, (i) in respect of any notes, at a rate per year equal to 0.25% for the first 90 day period after the occurrence of such event and 0.50% thereafter of the applicable principal amount (as defined below) thereof and, (ii) in respect of any ordinary shares issued upon conversion at a rate per year equal to 0.25% for the first 90 day period and 0.50% thereafter of the then applicable conversion price (as defined below). So long as the failure to file or become effective or unavailability continues, we will pay additional amounts in cash on March 15 and September 15 of each year to the holders of record of the notes or ordinary shares on the immediately preceding March 1 and September 1. When such registration default is cured, accrued and unpaid additional amounts will be paid in cash to the record holder as of the date of such cure.

        A holder who sells notes and ordinary shares issued upon conversion of the notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers and be bound by certain provisions of the registration rights agreement that are applicable to such holder, including certain indemnification provisions. We will pay all expenses of a shelf registration statement, provide to each registered holder copies of such prospectus, notify each registered holder when the shelf registration statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the notes and the ordinary shares issued upon conversion of the notes.

        The term "conversion price" means, as of any date of determination, the principal amount of notes as of such date of determination divided by the conversion rate in effect as of such date of determination or, if no notes are then outstanding, the conversion rate that would be in effect were notes then outstanding.

        We agreed in the registration rights agreement to give notice to all holders of the filing and effectiveness of a shelf registration statement by release made to Reuters Economic Services and Bloomberg Business News or other reasonable means of distribution. Holders are required to complete and deliver a questionnaire prior to the effectiveness of a shelf registration statement so that such holder may be named as a selling securityholder in the related prospectus. Upon receipt of such a completed questionnaire, together with such other information as may be reasonably requested by us, from a holder following the effectiveness of a shelf registration statement, we will, as promptly as practicable, file such amendments to a shelf registration statement or supplements to a related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of notes and our ordinary shares issuable upon conversion of the notes, subject to our right to suspend the use of the prospectus as described above. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the notes or our ordinary shares issuable upon conversion of the notes pursuant to the shelf registration statement.

DESCRIPTION OF THE ORDINARY SHARES

        The following summarizes certain provisions of our Memorandum of Association (the "Memorandum") and the Articles of Association, as amended (the "Articles"). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Memorandum and the Articles, including the definitions thereof to certain terms. Copies of the Memorandum and Articles will be provided upon request.

General

        The authorized share capital of the company consists of one class of 75,000,000 ordinary shares, par value $0.01 per share, of which 47,402,779 shares were outstanding as of June 9, 2004.

Shares

        The ordinary shares issuable upon conversion of the notes are validly issued, fully paid and nonassessable. There are no provisions of Cayman Islands law or Apex Limited's Articles of Association which impose any limitation on the rights of shareholders to hold or vote ordinary shares by reason of their not being resident of the Cayman Islands.

  Dividend Rights

        Holders of ordinary shares are entitled to receive dividends ratably when and as declared by the board of directors out of funds legally available therefor.

  Liquidation

        In the event of any dissolution, liquidation or winding up of Apex Limited, whether voluntary or involuntary, after there shall have been paid or set aside for payment to the holders of any outstanding shares ranking senior to the shares as to distribution on liquidation, distribution or winding up, the full amount to which they shall be entitled, the holders of the then outstanding ordinary shares shall be entitled to receive, pro rata according to the number of ordinary shares registered in the names of such shareholders, any of our remaining assets available for distribution to our shareholders; provided, if, at such time, the holder of ordinary shares has any outstanding debts, liabilities or engagements to or with us (whether presently payable or not, either alone or jointly with any other person, whether a shareholder or not (including, without limitation, any liability associated with the unpaid purchase price of such ordinary shares)), the liquidator appointed to oversee our liquidation shall deduct from the amount payable in respect of such ordinary shares the aggregate amount of such debts, liabilities and engagements and apply such amount to any of such holder's debts, liabilities or engagements to or with us (whether presently payable or not). The liquidator may distribute, in kind, to the holders of the ordinary shares remaining assets or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other corporation, trust or entity and receive payment therefor in cash, shares or obligations of such other corporation, trust or entity or any combination thereof, and may sell all or any part of the consideration so received, and may distribute the consideration received or any balance or proceeds thereof to holders of the ordinary shares.

  Voting Rights

        The Articles provide that the quorum required for a general meeting of the shareholders is not less than one shareholder present in person or by proxy holding at least 50 percent of the issued and outstanding shares entitled to vote at such meeting. Subject to applicable law and any provision of the Articles requiring a greater majority, we may from time to time by special resolution alter or amend the Memorandum or Articles; voluntarily liquidate, dissolve or wind- up our affairs; reduce our share capital or any capital, redemption or reserve funds, or any share premium account; or change our name or alter our objects.

        Each shareholder is entitled to one vote per share on all matters submitted to a vote of shareholders at any such meeting. All matters, including the election of directors, voted upon at any duly held shareholders' meeting shall be carried by ordinary resolution, except (i) approval of a merger, consolidation or amalgamation which requires (in addition to any regulatory or court approvals) the approval of at least seventy-five percent of the outstanding voting shares, voting together as a single class; (ii) any matter that must be approved by special resolution, including any amendment of the Memorandum and Articles; and (iii) as otherwise provided in the Articles. A special resolution requires the approval of at least two-thirds of the votes cast by holders of the outstanding voting shares voting together as a s ingle class represented in person or by proxy at a duly convened meeting. An ordinary resolution requires the approval of a simple majority of votes cast at a meeting of shareholders represented in person or by proxy.

        The Articles provide that, except as otherwise required by law and subject to the rights of the holders of any class or series of shares we have issued having a preference over the ordinary shares as to dividends or upon liquidation to elect directors in specified circumstances, extraordinary general meetings of the shareholders may be called only by (i) the directors or (ii) at the request in writing of shareholders owning at least 25 percent of the outstanding shares generally entitled to vote.

        The ordinary shares have noncumulative voting rights, which means that the holders of a majority of the ordinary shares may elect all of our directors and, in such event, the holders of the remaining ordinary shares will not be able to elect any directors. Our board of directors is presently divided into three classes, of three directors each. At present, each class is elected for a term of three years, with the result that shareholders will not vote for the election of a majority of directors in any single year. Pursuant to the Articles, directors may be removed by the shareholders only with the vote of 80 percent of the outstanding shares generally entitled to vote. The classified board provision and the removal of directors by shareholder provision can only be amended with the vote of 80 percent of the outstanding shares generally entitled to vote.

        This classified board provision could prevent a party who acquires control of a majority of the outstanding voting power from obtaining control of the board of directors until the second annual shareholders meeting following the date the acquirer obtains the controlling share interest. The classified board provision could have the effect of discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could thus increase the likelihood that incumbent directors will retain their positions.

  Preemptive Rights

        No holder of our outstanding shares shall, by reason of such holding, have any preemptive rights to subscribe to any additional issue of shares of any class or series nor to any security convertible into such shares.

  Transfer of Shares

        The Articles also provide that the board of directors may suspend the registration of transfers of ordinary shares for such periods as the board of directors may determine, but shall not suspend the registration of transfers for more than 40 days.

Other Class or Series of Shares

        The Articles authorize the directors to create and issue one or more classes or series of shares and determine the rights and preferences of each such class or series, to the extent permitted by the Articles and applicable law. There are no other classes or series of shares outstanding.

Transfer Agent

        Our registrar and transfer agent for all ordinary shares is American Stock Transfer & Trust Company.

Differences in Corporate Law

        The Companies Law (2003 Revision) (the "Companies Law") of the Cayman Islands is modeled after that of England, and differs in certain respects from such laws generally applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Law (including such modifications thereto adopted pursuant to the Articles) applicable to us which differ from provisions generally applicable to United States corporations and their shareholders. These statements are a brief summary of certain significant provisions of the Companies Law and, as such, do not deal with all aspects of every law that may be relevant to corporations and their shareholders.

  Interested Directors

        Our Articles provide that any transaction we enter into in which a director has an interest is not voidable by us nor can such director be liable to us for any profit realized pursuant to such transaction. A director having an interest in a transaction is entitled to vote in respect of such transaction provided the nature of the interest is disclosed at or prior to the vote on such transaction.

  Mergers and Similar Arrangements

        We may acquire the business of another company and carry on such business when it is within the objects of the Memorandum. The approval of the holders of at least 75 percent of the outstanding shares entitled to vote, voting together as a single class, at a meeting called for such purpose is required for us to (i) merge, consolidate or amalgamate with another company, (ii) reorganize or reconstruct us pursuant to a plan sanctioned by the Cayman Islands courts or (iii) sell, lease or exchange all or substantially all of our assets, except in the case of a transaction between us and any entity which we, directly or indirectly, control. In order to merge or amalgamate with another company or to reorganize and reconstruct itself, as a general rule, the relevant plan would need to be approved in accordance with the provisions of the Companies Law by the holders of not less than 75 percent of the votes cast at a general meeting called for such purpose and thereafter sanctioned by the Cayman Islands court. In respect of such a court sanctioned reorganization, while a dissenting shareholder may have the right to express to a Cayman Islands court his view that the transaction sought to be approved would not provide the shareholders with the fair value of their shares, (i) the court ordinarily would not disapprove the transaction on that ground absent other evidence of fraud or bad faith, and (ii) if the transaction were approved and consummated, the dissenting shareholder would have no rights comparable to the appraisal rights (as here defined, rights to receive payment in cash for the judicially determined value of their shares) ordinarily available to dissenting shareholders of Untied States corporations.

  Shareholders' Suits

        There does not appear to be any history of either a class action or a derivative action ever having been brought by shareholders in the Cayman Islands courts. There has, however, until recently been no official law reporting in the Cayman Islands and actions subject to the Confidential Relationships (Preservation) Law of 1976, as amended, are held in closed court. However, in this regard, the Cayman Islands courts ordinarily would be expected to follow English precedent, which would permit a minority shareholder to commence an action against or a derivative action in the name of the corporation only (i) where the act complained of is alleged to be beyond the corporate power of the corporation or illegal, (ii) where the act complained of is alleged to constitute a fraud against the minority perpetrated by those in control of the corporation, (iii) where the act requires approval by a greater percentage of the corporation's shareholders than actually approved it, or (iv) where there is an absolute necessity to waive the general rule that a shareholder may not bring such an action in order that there not be a denial of justice or a violation of the corporation's memorandum of association.

  Indemnification; Exculpation

        Cayman Islands law does not limit the extent to which a company's Articles of Association may provide for the indemnification of officers and directors, except to the extent that such provision may be held by the Cayman Islands courts to be contrary to public policy (for instance, for purporting to provide indemnification against the consequences of committing a crime). In addition, an officer or director may not be indemnified for fraud or willful default.

        Our Articles contain provisions providing for the indemnity by us of an officer, director, consultant, employee or agent of ours for threatened, pending or contemplated actions, suits or proceedings, whether civil, criminal, administrative or investigative (including, without limitation, an action by or the right of the company), brought against such indemnified person by reason of the fact that such person was an officer, director, consultant, employee or agent of ours. In addition, the board of directors may authorize us to purchase and maintain insurance on behalf of any such person against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against such liability under the provisions of the Articles.

        We also purchase directors and officers liability insurance from third parties for our directors and officers. Our Articles provide that our directors and officers shall have no liability (i) for the acts, receipts, neglects, defaults or omissions of any other such director or officer or agent of ours or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any of our property or (iv) on account of the insufficiency of any security in or upon which any money of ours shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

  Inspection of Books and Records

        Shareholders of a Cayman Islands company have no general rights to inspect or obtain copies of the list of shareholders or corporate records of a corporation.

Anti-Takeover Effects of Articles of Association

        The Articles contain certain provisions that make more difficult the acquisition of control of us by means of a tender offer, open market purchase, a proxy fight or otherwise. These provisions are designed to encourage persons seeking to acquire control of us to negotiate with the directors. The directors believe that, as a general rule, the interests of our shareholders would be best served if any change in control results from negotiations with the directors. The directors would negotiate based upon careful consideration of the proposed terms, such as the price to be paid to shareholders, the form of consideration to be paid and the anticipated tax effects of the transaction. However, these provisions could have the effect of discouraging a prospective acquirer from making a tender offer or otherwise attempting to obtain control of us. To the extent these provisions discourage takeover attempts, they could deprive shareholders of opportunities to realize takeover premiums for their shares or could depress the market price of the shares.

        In addition to those provisions of the Articles discussed above, set forth below is a description of other relevant provisions of the Articles. The descriptions are intended as a summary only and are qualified in their entirety by reference to the Articles.

  Shareholder Action by Written Consent

        Cayman law permits shareholders to act by unanimous written consent.

  Availability of Our Ordinary Shares for Future Issuances

        The availability for issue of shares by our directors without further action by shareholders (except as may be required by applicable stock exchange requirements) could be viewed as enabling the directors to make more difficult a change in control of us, including by issuing warrants or rights to acquire shares to discourage or defeat unsolicited share accumulation programs and acquisition proposals and by issuing shares in a private placement or public offering to dilute or deter share ownership of persons seeking to obtain control of us. We have no present plan to issue any shares other than shares which may be issued upon conversion of the notes and shares which possibly may be issued pursuant to employee benefit plans.

  Shareholder Proposals

        The Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting or extraordinary general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by our secretary at our principal executive offices not later than (i) with respect to an annual general meeting, 60 days prior to the anniversary date of the immediately preceding annual general meeting and (ii) with respect to an extraordinary general meeting, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders. The notice must describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and must set forth (i) the name and address of the shareholder, (ii) a representation that the shareholder is a holder of record of our shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination, and (iii) the class and number of our shares which are beneficially owned by the shareholder. In addition, the notice must set forth the reasons for conducting such proposed business at the meeting and any material interest of the shareholder in such business. In the case of a nomination of any person for election as a director, the notice shall set forth: (i) the name and address of any person to be nominated; (ii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons, (iii) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act, whether or not we are then subject to such Regulation; and (iv) the consent of each nominee to serve as a director, if so elected. The presiding officer of the annual general meeting or extraordinary general meeting shall, if the facts warrant, refuse to acknowledge a proposal or nomination not made in compliance with the foregoing procedure.

        The advance notice requirements regulating shareholder nominations and proposals may have the effect of precluding a contest for the election of directors or the introduction of a shareholder proposal if the procedures summarized above are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or to introduce a proposal.

Registration Rights

        We entered into a registration rights agreement on October 28, 1997 with Silver Holdings LDC, Argentum LLC, Consolidated Commodities Ltd. Thomas K. Kaplan, Litani Capital Management LDC and Aurum LLC (each, a "Rights Holder"), whereby Silver Holdings and Argentum, and their successors and assigns, have the right to demand registration of their ordinary shares up to six times and each other Rights Holder may participate in any such registration. We may delay any requested registration for up to 90 days within any 12 month period, if our board of directors determines in good faith that a registration at that time would have a material adverse effect on us. In addition, all of the Rights Holders are entitled to piggyback registration of their ordinary shares. We are required to pay the expenses of all such registrations. This agreement contains customary indemnification and contribution provisions.

        We have issued warrants (the "Sunrise Warrants") to purchase an aggregate of 300,000 of our ordinary shares to Sunrise Securities Corp. and Nathan A. Low, and warrants (the "Newman Warrants") to purchase 50,000 of our ordinary shares to Robert Newman, Jr. The holders owning a majority of each of the Sunrise Warrants and the Newman Warrants, or ordinary shares received upon exercise of the warrants, have the right to demand registration of the ordinary shares underlying the warrants two times in a five year period. We are required to pay the expenses of only one of the demand registrations. We are required to keep any registration statement effective for six months, or any shorter period required to permit the holders to complete the offer and sale of their ordinary shares. We may delay any requested registration for up to 30 days, twice in any 12 month period, if our board of directors determines in good faith that a registration at that time would be materially detrimental to us. The holders are also entitled to piggyback registration of their ordinary shares underlying the warrants on our next registration statement on Form S-3. We and the holders have entered into customary indemnification and contribution provisions.

CERTAIN TAX CONSIDERATIONS

United States Federal Income Taxation

        The following discussion is a summary of the material U.S. federal income tax consequences relating to the ownership and disposition of notes and ordinary shares acquired upon conversion of notes. This discussion does not address special situations that may apply to particular holders including, but not limited to, holders subject to the U.S. federal alternative minimum tax, U.S. expatriates, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, financial institutions, banks, insurance companies, regulated investment companies, partnerships or other pass-through entities, U.S. Holders who own (directly, indirectly or by attribution) 10 per cent or more of our ordinary shares, U.S. Holders whose "functional currency" is not the U.S. dollar and persons who hold notes or ordinary shares in connection with a "straddle," "hedging," "conversion" or other risk reduction transaction. The following discussion also does not apply to tax-exempt entities except to the extent that certain matters are specifically addressed. This discussion does not address the tax consequences to U.S. Holders of notes or ordinary shares under any state, local, foreign and other tax laws.

        The U.S. federal income tax consequences set forth below are based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, court decisions, revenue rulings and administrative pronouncements of the Internal Revenue Service (the "IRS"), all of which are subject to change or changes in interpretation. Prospective investors should particularly note that any such change or changes in interpretation could have retroactive effect so as to result in U.S. federal income tax consequences different from those discussed below.

        As discussed in more detail below, we believe that we likely will be a passive foreign investment company ("PFIC") with respect to 2004 and potentially with respect to future years as well. If we are a PFIC, U.S. Holders of notes and ordinary shares will be subject to certain adverse tax rules (the "PFIC rules"), which are described below. The PFIC rules are extremely complex, and prospective investors are urged to consult their own tax advisers regarding the potential consequences to them of us being classified as a PFIC.

        As used herein, the term "U.S. Holder" means a beneficial owner of notes (or ordinary shares acquired upon conversion of notes) that is for U.S. federal income tax purposes:

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  an individual who is a citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia);

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  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons control all of the substantial decisions of the trust.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes or ordinary shares acquired upon conversion of notes, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder of notes or ordinary shares that is a partnership and partners in such partnership should consult their own tax advisers regarding the U.S. federal income tax consequences of holding and disposing of notes and ordinary shares.

        This discussion is limited to initial holders of the notes who purchase notes in connection with this offering at the applicable "issue price" (as defined below) and will hold the notes and ordinary shares as capital assets.

        The issue price of a note is the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of notes is sold.

        Prospective investors are urged to consult their own tax advisers with respect to the particular tax consequences to them of the purchase, ownership and disposition of notes and ordinary shares acquired upon conversion of notes, including the tax consequences under any state, local, foreign and other tax laws.

The Passive Foreign Investment Company Rules

  Classification as a PFIC

        We believe that we likely will be a PFIC with respect to 2004 as well as potentially with respect to future years. We will be a PFIC for any taxable year if either 75 percent or more of our gross income for the taxable year is "passive" income or the average portion of our assets during the taxable year that produce "passive" income or are held for the production of "passive" income is at least 50 percent.

        We will likely be a PFIC with respect to 2004 and potentially with respect to future years because we expect to earn significant passive income from investments prior to our commencement of substantial mining operations. Further, the PFIC rules treat gains from sales of commodities, such as silver, as passive income for PFIC purposes unless "substantially all" of a company's business is an active commodities business. Applicable U.S. Treasury Regulations interpret "substantially all" to mean that 85 percent or more of a producer's gross receipts must be gross receipts from sales in the active conduct of a commodities business and certain related income. Under these rules, we would likely constitute a PFIC even after we begin to generate significant income from mining and processing operations in the event that we conduct mining and processing operations predominantly through the use of independent contractors rather than directly through the use of our own employees.

        If we are classified as a PFIC for any taxable year during any part of which a U.S. Holder owns notes or ordinary shares, the U.S. Holder generally will be required to continue to treat us as a PFIC even if we cease to be a PFIC in a future year. We do not intend to make or issue to U.S. Holders of notes or ordinary shares determinations as to our PFIC status, or the PFIC status of any lower-tier subsidiary, for any taxable year.

  Consequences of PFIC Status

        If we are treated as a PFIC for any taxable year during any part of which a U.S. Holder owns notes or ordinary shares, the U.S. Holder generally will be subject to a special tax regime in respect of "excess distributions." Excess distributions generally will include dividends or other distributions on the ordinary shares in any taxable year to the extent the amount of such distributions exceeds 125 percent of the average distributions for the three preceding years or, if shorter, the investor's holding period. In addition, gain on a sale or other disposition of notes or ordinary shares generally will be treated as an excess distribution. For this purpose, certain transfers of notes or ordinary shares that otherwise would qualify as tax free will be treated as taxable dispositions.

        As discussed in more detail below under "Taxation of U.S. Holders of Ordinary Shares Acquired upon a Conversion of Notes—Qualified Electing Fund Election" and "—Mark-to-Market Election", there are two alternative taxation regimes for PFICs that may be elected by U.S. Holders in respect of ordinary shares acquired upon a conversion of notes, subject to certain conditions. These alternative regimes will not be available to U.S. Holders of notes.

  Tax Treatment of Excess Distributions

        Under the PFIC rules, a U.S. Holder will be required to allocate any excess distributions with respect to notes or ordinary shares to each day during the U.S. Holder's holding period for the notes or ordinary shares on a straight line basis. For this purpose, a U.S. Holder's holding period for ordinary shares acquired upon a conversion of notes generally will include the period during which the U.S. Holder owned the notes. Any portion of the excess distribution that is allocable to the current year or to periods in the U.S. Holder's holding period before we became a PFIC will be included in the U.S. Holder's gross income for the current year as ordinary income. Any portion of the excess distribution that is allocable to any other year will be taxable at the highest rate of taxation applicable to ordinary income for that year, without regard to the U.S. Holder's other items of income and loss for such year; and this tax will be increased by an interest charge computed by reference to the periods to which the tax is allocable and based on the rates generally applicable to underpayments of tax. Any such interest charge generally will be non-deductible interest expense for individual taxpayers.

  Tax Exempt Holders

        Distributions with respect to ordinary shares held by, and gain from a sale of notes or ordinary shares by, a U.S. Holder that is exempt from U.S. federal income taxation, such as a tax exempt charitable organization, pension fund or an individual retirement account, will not be taxed as an "excess distribution" unless a dividend with respect to our ordinary shares would be taxable to the tax exempt U.S. Holder.

  Lower-Tier PFICs

        If we are a PFIC and if one or more of our non-U.S. corporate subsidiaries were treated as a PFIC ("lower-tier PFICs"), U.S. Holders of ordinary shares would be considered to own, and also would be subject to the PFIC rules with respect to, their proportionate share of the lower-tier PFIC stock that we own, regardless of the percentage of their ownership in us. In such circumstances a U.S. Holder of ordinary shares could elect an alternative taxation regime in respect of its indirect ownership interest in a lower-tier PFIC, subject to certain conditions. See "Taxation of U.S. Holders of Ordinary Shares Acquired upon a Conversion of Notes—Lower-Tier PFICs." U.S. Holders of notes would not be treated as owning the stock of any lower-tier PFIC.

Taxation of U.S. Holders of Notes

  Interest on the Notes

        Interest paid on the notes generally should be taxable to a U.S. Holder as ordinary interest income at the time it is treated as received or accrued, in accordance with the U.S. holder's regular method of accounting for U.S. federal income tax purposes. Interest will be treated as foreign source income for foreign tax credit purposes. The limitation on foreign taxes eligible for a foreign tax credit is calculated separately with respect to specific classes of income. For this purpose, interest on the notes generally should constitute "passive income" or, in the case of certain U.S. Holders, "financial services income."

  Sale or Other Disposition

        If a U.S. Holder's holding period for its notes includes any portion of a taxable year for which we were a PFIC, any gain from a sale or other disposition of the notes generally will be taxed as an "excess distribution" under the PFIC rules (except potentially to the extent of the portion of the gain, if any, that is attributable to features of the notes other than the conversion feature, including gain, if any, attributable to a decrease in market interest rates between the issuance of the notes and the date of the sale or other disposition). Any loss on such a disposition generally will not be recognized.

        If we are not treated as a PFIC at any time during which a U.S. Holder owns notes, the U.S. Holder will recognize capital gain or loss on a sale or other disposition of the notes, which will constitute long-term capital gain or loss if the holding period for the notes exceeds one year at the time of disposition. Such gain or loss will generally be U.S. source gain or loss.

  Conversion of Notes into Ordinary Shares

        A U.S. Holder's conversion of notes into ordinary shares will be a non-taxable exchange of the notes for U.S. federal income tax purposes, regardless of our PFIC status, except:

  •
  to the extent the ordinary shares received are attributable to interest accrued but not previously included in income, in which case the fair market value of those shares will be taxable as interest income; and

  •
  with respect to cash, if any, received in lieu of a fractional ordinary share, which will generally be taxed as proceeds from a disposition of such fractional share.

A U.S. Holder's holding period for ordinary shares acquired upon a conversion of notes will generally include the period during which the U.S. Holder owned the notes.

  Constructive Dividends

        Adjustments to the conversion price of the notes, or the failure to make adjustments to the conversion price upon the occurrence of certain events, may result under certain circumstances in the receipt of constructive dividends by U.S. Holders of notes. U.S. Holders should consult their own tax advisers with respect to the tax consequences of any conversion adjustment.

Taxation of U.S. Holders of Ordinary Shares Acquired upon a Conversion of Notes

  Taxation of Dividends

        We do not expect to make distributions on the ordinary shares in the foreseeable future. However, if we were to make a distribution on the ordinary shares, and if a U.S. Holder's holding period for its ordinary shares (including its holding period for the notes that were converted into the ordinary shares) includes any portion of a taxable year for which we were a PFIC, the portion of the distribution payable to the U.S. Holder may be taxed as an "excess distribution" under the PFIC rules, unless the U.S. Holder makes a QEF election or mark-to-market election (described below) in respect of its ordinary shares.

        Apart from any portion of a distribution that constitutes an "excess distribution," distributions paid by us will be taxable as ordinary foreign source dividend income upon receipt to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. If we are a PFIC, such distributions will not be eligible for the reduced rates of tax applicable to qualified dividend income. Distributions paid by us will not be eligible for the dividends-received deduction generally allowed to U.S. corporations. Dividends paid by us generally will be treated as "passive income" or, in the case of certain holders, "financial services income" for U.S. foreign tax credit purposes. In addition, the treatment of distributions paid by us would be different if we were to become a foreign personal holding company. See "Foreign Personal Holding Company Considerations."

  Taxation of Gains on Sale or Other Disposition

        If a U.S. Holder's holding period for its ordinary shares (including its holding period for the notes that were converted into the ordinary shares) includes any portion of a taxable year for which we were

PFIC, any gain realized by the U.S. Holder on a sale or other disposition of the ordinary shares will be taxed as an "excess distribution" under the PFIC rules, unless the U.S. Holder makes a QEF election or a mark-to-market election (described below) with respect to the ordinary shares. Any loss on such a disposition will generally not be recognized.

        If we are not treated as a PFIC at any time during which a U.S. Holder owns notes or ordinary shares, the U.S. Holder will recognize capital gain or loss on a sale or other disposition of the ordinary shares, which will constitute long-term capital gain or loss if the holding period for the ordinary shares (including the holding period for the notes that were converted into the ordinary shares) exceeds one year at the time of disposition. Such gain or loss will generally be U.S. source gain or loss.

  Qualified Electing Fund Election

        The special PFIC rules described above for "excess distributions" will not apply to a U.S. Holder if the U.S. Holder makes a qualified electing fund or "QEF" election for the first taxable year of the U.S. Holder's holding period for the ordinary shares during which we are a PFIC and we comply with specified reporting requirements. However, a U.S. Holder may not make a QEF election with respect to the notes. As a result, if we are treated as a PFIC at any time during which a U.S. Holder owns notes, the U.S. Holder will not be able to make a normal QEF election with respect to ordinary shares acquired upon a conversion of the notes. Such a U.S. Holder could, however, make a special QEF election with respect to the ordinary shares under which the U.S. Holder would recognize inherent gain in the ordinary shares as an "excess distribution" at the time of the election.

        A U.S. Holder that makes a QEF election with respect to us will be currently taxable on its pro rata share of our ordinary earnings and net capital gain for each of our taxable years in which we qualify as a PFIC and as to which the QEF election is effective, regardless of whether the U.S. Holder receives any distributions from us. The U.S. Holder's basis in its ordinary shares will be increased to reflect the U.S. Holder's taxed but undistributed income. Distributions of income that previously have been taxed will result in a corresponding reduction of basis in the ordinary shares and will not be taxed again as a distribution to the U.S. Holder.

        Upon request, we will endeavor to provide to a U.S. Holder no later than ninety days after the request the information that is required to make a QEF election. A U.S. Holder who makes a QEF election must provide to the IRS an annual information statement which, upon request from a U.S. Holder, we will furnish within ninety days after the request. A QEF election applies to all future years of an electing U.S. Holder, unless revoked with the IRS's consent.

  Mark-to-Market Election

        If we are a PFIC, a U.S. Holder of ordinary shares may elect under the PFIC rules to recognize any gain or loss on its ordinary shares on a mark-to-market basis at the end of each taxable year, so long as the ordinary shares are regularly traded on a qualifying exchange. The mark-to-market election under the PFIC rules is an alternative to the QEF election. The mark-to-market election under the PFIC rules may not be made with respect to the notes. A U.S. Holder may make a mark-to-market election under the PFIC rules with respect to ordinary shares acquired upon a conversion of notes; however, this election would require the U.S. Holder to recognize inherent gain in the ordinary shares as an "excess distribution" at the time of the election.

        If a mark-to-market election under the PFIC rules is made, the "excess distribution" rules will not apply to amounts received with respect to the ordinary shares from and after the effective time of the election, and any mark-to-market gains or gains on disposition will be treated as ordinary income for any year in which we are a PFIC. Mark-to-market losses and losses on disposition will be treated as ordinary losses to the extent of the U.S. Holder's prior net mark-to-market gains. Losses in excess of prior net mark-to-market gains will generally not be recognized.

        A mark-to-market election under the PFIC rules applies to all future years of an electing U.S. Holder during which the stock is regularly traded on a qualifying exchange, unless revoked with the IRS's consent.

  Lower-Tier PFICs

        If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, U.S. Holders of ordinary shares generally would be deemed to own, and also would be subject to the PFIC rules with respect to, their indirect ownership interests in that lower-tier PFIC. If we are a PFIC and a U.S. Holder of ordinary shares does not make a QEF election in respect of a lower-tier PFIC, the U.S. Holder could incur liability for the deferred tax and interest charge described above if either (1) we receive a distribution from, or dispose of all or part of our interest in, the lower-tier PFIC or (2) the U.S. Holder disposes of all or part of its ordinary shares. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than ninety days after the request the information that may be required to make a QEF election with respect to the lower-tier PFIC. A mark-to-market election under the PFIC rules with respect to ordinary shares would not apply to a lower-tier PFIC, and a U.S. Holder would not be able to make such a mark-to-market election in respect of its indirect ownership interest in that lower-tier PFIC. Consequently, U.S. Holders of ordinary shares could be subject to the PFIC rules with respect to income of the lower-tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. Similarly, if a U.S. Holder made a mark-to-market election under the PFIC rules in respect of the ordinary shares and made a QEF election in respect of a lower-tier PFIC, that U.S. Holder could be subject to current taxation in respect of income from the lower-tier PFIC the value of which already had been taken into account indirectly via mark-to-market adjustments. U.S. Holders are urged to consult their own tax advisers regarding the issues raised by lower-tier PFICs.

        We believe that certain of our non-U.S. lower-tier subsidiaries, including the subsidiary that contains the principal assets associated with the San Cristobal Project, were corporations for U.S. tax purposes that constituted PFICs in certain prior years. For the current and all subsequent taxable years, we believe that the potential for our lower-tier subsidiaries to be classified as PFICs with respect to new investors can be substantially eliminated without adverse tax consequences, and we will endeavor to cause our lower-tier subsidiaries not to be classified as PFICs with respect to such years. Nonetheless, we can provide no assurance that one or more of our lower-tier subsidiaries will not be classified as a PFIC in respect of any year.

  Reporting

        A U.S. Holder who owns ordinary shares during any year that we are a PFIC must file an IRS Form 8621 in respect of such ordinary shares.

Foreign Personal Holding Company Considerations

        Prospective investors should also be aware that special U.S. tax laws would apply to U.S. Holders of ordinary shares if we, or any of our corporate subsidiaries, is characterized as a foreign personal holding company ("FPHC"). In particular, if we, or any of our corporate subsidiaries, were an FPHC in respect of any taxable years, U.S. Holders of ordinary shares would be subject to current tax on their direct or indirect pro rata share of the income of the FPHC, as determined for purposes of the FPHC rules, even if no cash dividend were actually paid by the FPHC. In general, we, or any of our corporate subsidiaries, will constitute an FPHC during a taxable year if (1) a specified percentage of its income is passive for purposes of the FPHC rules, and (2) at any time during the taxable year five or fewer individuals who are U.S. citizens or residents own directly, indirectly or constructively more than 50 percent of the voting power or value of its stock. Amounts includible currently in income under the rules for FPHCs are not treated as distributions under the "excess distribution" rules that apply to

PFICs. We do not anticipate that we or any of our subsidiaries will be an FPHC immediately following this offering or in the future. We can, however, provide no assurance as to this conclusion.

Non-U.S. Holders

        An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any interest received on notes or dividends received on ordinary shares unless (1) the investor has an office or other fixed place of business in the United States to which the interest or dividends is attributable and the interest or dividends are either derived in the active conduct of a banking, finance or similar business in the United States or the investor is a non-U.S. corporation the principal business of which consists of trading in stocks or securities for its own account, or (2) the investor is a foreign insurance company that conducts business in the United States and the interest or dividends is attributable to that business.

        An investor who is not a U.S. Holder will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of notes or ordinary shares unless (1) the investor is engaged in the conduct of a trade or business in the United States and the gain is effectively connected with that trade or business, or (2) the investor is an individual who is present in the U.S. for 183 days or more during the taxable year in which the gain is realized and other specified conditions are met.

United States Information Reporting and Backup Withholding

        Payments of interest on notes, dividend payments made to a U.S. Holder of ordinary shares and proceeds of a sale or other disposition of notes or ordinary shares may be subject to information reporting to the IRS and possible U.S. federal backup withholding. Backup withholding will not apply to a holder who furnishes a correct taxpayer identification number or certificate of foreign status and makes any other required certification, or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

        Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

        Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder's U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

LEGAL MATTERS

        Certain Cayman Islands legal matters, including the validity of the notes and ordinary shares issuable upon conversion of the notes, will be passed upon for Apex Limited by Walkers, Grand Cayman, Cayman Islands.

EXPERTS

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2003, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

        You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

2.875% CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2024 AND
THE ORDINARY SHARES ISSUABLE UPON CONVERSION OF THE NOTES

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth various expenses in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except the Commission's registration fee. We will pay all expenses in connection with the issuance and distribution of the securities being registered.

Registration Fee—Securities and Exchange Commission	$25,340
American Stock Exchange *	15,000
Printing and Engraving Expenses *	55,000
Legal Fees and Expenses *	300,000
Accounting Fees and Expenses *	50,000
Miscellaneous *	100,000
Total	$545,340

*
Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Our Articles of Association provide that that we must indemnify our directors, officers, employees and agents in connection with the defense of any civil legal proceedings concerning our company or its affairs, except in the case of willful default or fraud by such person. To the extent that we are permitted to do so, we intend to give an indemnity to each of our directors and to arrange for the liabilities under these indemnities to be covered. We have directors' and officers' insurance for our directors, officers and some employees for specified liabilities. We have entered into indemnification agreements with each of our directors which requires us to indemnify the director to the full extent provided by applicable law.

        The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though an action of this kind, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholders' investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, we believe that these indemnification provisions are necessary to attract and retain qualified directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement or otherwise may be permitted, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS.

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Memorandum of Association(1)
3.2	Amended and Restated Articles of Association(1)
4.1	Specimen of Certificates Representing the Company's Ordinary Shares, par value U.S. $0.01 each(1)
4.2	Indenture, dated as of March 16, 2004, between Apex Silver Mines Limited and The Bank of New York(2)
4.3	Registration Rights Agreement, dated as of March 16, 2004 between Apex Silver Mines Limited and the Initial Purchasers of the 2.875% Convertible Senior Subordinated Notes due 2024(2)
4.4	Form of Global Note, dated March 16, 2004(2)
4.5	Form of Global Note, dated April 1, 2004(3)
5.1	Opinion of Walkers(4)
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers(4)
24.1	Power of Attorney (included on signature page)

(1)
Incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on August 29, 1997 (File No. 333-34685).

(2)
Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 17, 2004.

(3)
Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 2, 2004.

(4)
Filed with this registration statement.

ITEM 17. UNDERTAKINGS.

        (a)   We hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (Securities Act);

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) that are incorporated by reference in this Registration Statement.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on June 14, 2004.

APEX SILVER MINES LIMITED
By:	/s/ KEITH R. HULLEY
Name:	Keith R. Hulley
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Keith R. Hulley and Mark A. Lettes, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, and to file the same with all exhibits and schedules thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ HARRY M. CONGER Harry M. Conger	Director	June 14, 2004
/s/ DAVID SEAN HANNA David Sean Hanna	Director	June 14, 2004
/s/ CHARLES L. HANSARD Charles L. Hansard	Director	June 14, 2004
/s/ OVE HOEGH Ove Hoegh	Director	June 14, 2004

S-1

/s/ KEITH R. HULLEY Keith R. Hulley	President and Chief Executive Officer, Director (Principal Executive Officer)	June 14, 2004
/s/ THOMAS S. KAPLAN Thomas S. Kaplan	Director	June 14, 2004
/s/ KEVIN R. MORANO Kevin R. Morano	Director	June 14, 2004
/s/ CHARLES B. SMITH Charles B. Smith	Director	June 14, 2004
/s/ PAUL SOROS Paul Soros	Director	June 14, 2004
/s/ MARK A. LETTES Mark A. Lettes	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 14, 2004

S-2

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
3.1	Amended and Restated Memorandum of Association(1)
3.2	Amended and Restated Articles of Association(1)
4.1	Specimen of Certificates Representing the Company's Ordinary Shares, par value U.S. $0.01 each(1)
4.2	Indenture, dated as of March 16, 2004, between Apex Silver Mines Limited and The Bank of New York(2)
4.3	Registration Rights Agreement, dated as of March 16, 2004 between Apex Silver Mines Limited and the Initial Purchasers of the 2.875% Convertible Senior Subordinated Notes due 2024(2)
4.4	Form of Global Note, dated March 16, 2004(2)
4.5	Form of Global Note, dated April 1, 2004(3)
5.1	Opinion of Walkers(4)
23.1	Consent of Walkers (included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers(4)
24.1	Power of Attorney (included on signature page)

(1)
Incorporated by reference to our Registration Statement on Form S-1, filed with the SEC on August 29, 1997 (File No. 333-34685).

(2)
Incorporated by reference to our Current Report on Form 8-K filed with the SEC on March 17, 2004.

(3)
Incorporated by reference to our Current Report on Form 8-K filed with the SEC on April 2, 2004.

(4)
Filed with this registration statement.

E-1